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PROSPECTUS SUPPLEMENT (To prospectus dated October 2, 2002)	Filed pursuant to 424(b)(2) Registration No.: 333-088606

100,000 Shares

Series C Cumulative Redeemable Preferred Stock
(Liquidation Preference $25 Per Share)

        The Mills Corporation is offering 100,000 shares of its Series C Cumulative Redeemable Preferred Stock, par value $.01 per share, to Scudder RREEF Real Estate Fund, Inc., or RREEF. We will receive all of the net proceeds from the sale of the shares of Series C preferred stock.

        Dividends on the Series C preferred stock that we are issuing pursuant to this prospectus supplement will be cumulative from December 17, 2002 and payable quarterly in arrears at the rate of $2.25 per share of Series C preferred stock per year.

        We may not redeem the Series C preferred stock before December 17, 2007, except to preserve our status as a real estate investment trust. On or after December 17, 2007, we may redeem the shares in whole or in part at $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption. The Series C preferred stock has no maturity date and will remain outstanding indefinitely unless redeemed. The Series C preferred stock will be junior in ranking to our outstanding Series A convertible preferred stock and on parity in ranking with our Series B cumulative redeemable preferred stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. The shares of Series C preferred stock will not be subject to any sinking fund or mandatory redemption and are not convertible into any of our other securities. Investors in the shares of Series C preferred stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events

        The shares of our Series C preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Material Federal Income Tax Considerations" on page 24 of the accompanying prospectus for more information about these restrictions.

        Our Series C preferred stock is listed on the New York Stock Exchange under the symbol "MLS pc." The last reported sale price of our Series C preferred stock on the NYSE on January 17, 2003 was $25.55 per share.

        Investing in our Series C preferred stock involves risks. See "Risk Factors" beginning on page S-7 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 28, 2002.

        RREEF will purchase our Series C preferred stock directly from us at a price of $25.225 per share, resulting in $[2,522,500] of proceeds to us prior to deducting offering expenses. There will be no underwriting discounts or commissions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The Series C preferred stock will be ready for delivery on or about January 22, 2003.

The date of this prospectus supplement is January 22, 2003

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in the Series C preferred stock, you should read carefully this entire prospectus supplement and the accompanying prospectus, especially the section entitled "Where You Can Find More Information" on page S-23 of this prospectus supplement and the sections entitled "Risk Factors" beginning on page S-7 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 28, 2002, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

        As used in this prospectus supplement, the terms "Mills," the "Company," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. For purposes of federal income tax discussions herein, the terms "Mills," the "Company," "we," "our" or "us" excludes MillsServices Corp. Unless otherwise indicated, information appearing in this prospectus supplement does not give effect to the Riverside Square acquisition and the proposed Cadillac acquisition described under the sections entitled "Prospectus Supplement Summary—Recent Developments" and "The Acquisitions," this offering, the December 20, 2002 offering of 4,000,000 shares of our common stock, the December 17, 2002 offering of 3,400,000 shares of our Series C cumulative redeemable preferred stock, or our October 9, 2002 offering of 4,300,000 shares of our Series B cumulative redeemable preferred stock.

The Mills Corporation

        We are a publicly traded, fully-integrated and self-managed real estate investment trust, or REIT. We conduct all of our business through Mills LP, in which we owned, as of September 30, 2002, approximately 70.27% of the common units. We are the sole general partner of Mills LP. Our primary activities include the ownership, development, redevelopment, acquisition, expansion, management and leasing of super-regional, retail and entertainment-oriented centers, which we refer to as the "Mills" projects. As of September 30, 2002, we owned or held an interest in 12 "Mills" projects, two community shopping centers, one urban entertainment/retail project, which we refer to as the "Block," and a portfolio of 46 single-tenant retail properties, subject to net leases, that operate as CVS pharmacies. In addition, as of September 30, 2002, we were actively involved in the construction, development or redevelopment of four projects and had several additional projects in various stages of predevelopment.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus supplement.

        As of September 30, 2002, our market capitalization consisted of approximately $1,970.3 million of total debt, including our share of the debt held through our joint ventures, $75.0 million of Series A convertible preferred stock and approximately $1,643.0 million in common equity. The ratio of our total debt (including our share of the debt held through our joint ventures) and our Series A convertible preferred stock to market capitalization was 55.5% as of September 30, 2002. Including our share of debt held through our joint ventures, our fixed rate debt constituted approximately 69.5% of our total debt as of September 30, 2002. Since the foregoing information is as of September 30, 2002, it does not give effect to the acquisitions described below under "—Recent Developments," this offering, the December 20, 2002 offering of 4,000,000 shares of our common stock, the December 17, 2002 offering of 3,400,000 shares of our Series C cumulative redeemable preferred stock, or our October 9, 2002 offering of 4,300,000 shares of our Series B preferred stock. We will incur additional indebtedness in order to finance a portion of the purchase price of the Cadillac acquisition. You should read carefully the section entitled "Risk Factors" for a discussion of the risks associated with the acquisitions, including the possible effects that the acquisitions may have on our financial condition

        Our interest coverage ratio, which is the ratio of our EBITDA to our interest expense, for each of the 12-month periods ended as of the last day of the six calendar quarters from June 30, 2001 through September 30, 2002 was 2.4x, 2.4x, 2.5x, 2.7x, 2.9x and 3.1x, respectively. Interest expense includes dividends paid on the Series A convertible preferred stock. EBITDA is the sum of our earnings, before interest expense, taxes, depreciation, amortization and certain other non-cash extraordinary items (including gains or losses on sales of real estate assets). For purposes of calculating the interest coverage ratio, we have included our share of both EBITDA and interest expense of our joint ventures. EBITDA is viewed by certain investors as one measure of operating performance. EBITDA is not determined in accordance with generally accepted accounting principles, or GAAP, is not indicative of cash provided by operating activities, and should not be considered in isolation or as a substitute for any measure of performance determined in accordance with GAAP. The foregoing information does not give effect to the proposed acquisitions described below under "—Recent Developments." Depending on how we finance a portion of the purchase price of the Cadillac acquisition, our interest coverage ratio may decline. The various financing alternatives that are or may become available to us are discussed below under "Cadillac Acquisition Financings."

Recent Developments

Common Stock Offering

        On December 20, 2002, we sold 4,000,000 shares of our common stock in an underwritten public offering. We received net proceeds, after deducting underwriting discounts and commissions and our offering expenses, of $114.9 million.

Series C Preferred Stock Offering

        On December 17, 2002, we sold 3,400,000 shares of our Series C preferred stock in an underwritten public offering. We received net proceeds, after deducting underwriting discounts and commissions and our offering expenses, of $81.8 million.

Riverside Square Acquisition

        On December 13, 2002, we completed the acquisition of Riverside Square, an approximately 637,000 square foot retail property located in Hackensack, New Jersey, for an aggregate consideration of approximately $86.5 million, comprised of $21.5 million in cash and $65.0 million of mortgage financing as described below. Approximately 293,000 square feet of gross leasable area is owned by Bloomingdale's, one of two anchor tenants. Simultaneously, we entered into a mortgage in the amount of approximately $65.0 million that is secured by Riverside Square. The mortgage bears a fixed interest rate of approximately 5.8% and matures in January 2013.

Cadillac Properties Acquisition

        On December 6, 2002, we entered into a purchase agreement to acquire a portfolio that includes five retail properties that contain an aggregate of approximately 4.6 million square feet of gross leasable area (including approximately 2.5 million square feet owned by certain anchor tenants) from Cadillac Fairview U.S., Inc., a U.S. subsidiary of a Canadian pension fund. The properties are located in Ft. Lauderdale, FL, Dover, DE, White Plains, NY, Jackson, MS and New Orleans, LA. In addition to the five properties, we will acquire an aggregate of approximately 110 additional acres of developable land adjacent to the properties. We refer to these properties, the developable land adjacent to the properties and the joint venture interests described below as the Cadillac properties.

        The aggregate purchase price for the five properties and the developable land adjacent to the properties is approximately $542.1 million, comprised of $480.1 million in cash and $62.0 million of assumed debt. We have made a good faith, non-refundable deposit in the amount of $20.0 million in cash. We expect that the acquisition of these five properties and the developable land adjacent to the properties will be completed before the end of the first quarter of 2003. The consummation of the acquisition is subject to customary closing conditions and we cannot assure you that it will be completed by that time or at all.

        The purchase agreement also provides for our acquisition of Cadillac Fairview's interests in two joint ventures, each of which owns a property located in Atlanta, GA. In addition to customary closing conditions, our obligation to purchase Cadillac Fairview's interests in the two joint venture properties is subject to the discretion of Cadillac Fairview as to what percentage of interests, if any, to sell to us and to the joint venture partners' rights of first refusal and consent rights. Depending on what interests in the joint venture properties, if any, we ultimately are required to purchase, the total cash purchase price for the joint venture interests could range up to approximately $62.5 million. In the event the conditions for purchase of interests in one or both of the joint venture properties are met, we expect the acquisition of the joint venture interests to occur by the end of the second quarter of 2003.

Cadillac Acquisition Financings

        We expect to finance the cost of the Cadillac acquisition through a combination of several different alternatives that are or may become available to us. These alternatives include using the proceeds from this offering, using the proceeds from our recent offering of 4,000,000 shares of our common stock, which closed on December 20, 2002, our recent offering of 3,400,000 shares of our Series C preferred stock, which closed on December 17, 2002, borrowing under our existing credit facility, using the proceeds from additional mortgage financings, using the proceeds from additional future sales of our common stock or preferred stock, or selling a portion of our interests in one or more of the properties to Kan Am for cash.

        We are in the process of exploring and finalizing these alternatives and we cannot assure you that any or all of these alternatives will be available to us on favorable terms or which alternatives we ultimately may use. Two of these alternatives are described briefly below but we cannot assure you that the terms of these alternatives will not change.

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  Collateralized Mortgaged-Back Securities:    We currently are negotiating with a lender to secure a mortgage in the amount of approximately $320.0 million that will be secured by four of the five wholly-owned Cadillac properties. The mortgage is expected to have a floating interest rate based on LIBOR plus 210 basis points. We expect to finalize and execute the loan agreement for this financing concurrent with the closing of the Cadillac acquisition, but we cannot assure you that it will be completed on terms favorable to us or at all.

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  Broward Mall, Ft. Lauderdale, FL:    Cadillac Fairview currently is negotiating with the lender of a mortgage that is secured by one of the Cadillac properties to permit us to assume the mortgage. The outstanding amount of the mortgage is approximately $62.0 million and is secured by Broward Mall, one of the wholly-owned Cadillac properties. If the lender does not consent to our assuming the loan, the entire outstanding amount will be repaid by Cadillac Fairview prior to the completion of our acquisition. In such event, the purchase price of the Cadillac properties will increase by the lesser of the actual prepayment penalty paid by Cadillac Fairview or $5.0 million.

Grand Opening of Colorado Mills

        On November 14, 2002, we celebrated the grand opening of Colorado Mills, our thirteenth Mills project. Colorado Mills is located in Lakewood, Colorado, 10 miles west of downtown Denver, and contains approximately 1.2 million square feet of gross leasable area. As of November 14, 2002, Colorado Mills had 11 anchor tenants and 154 specialty stores. We own Colorado Mills through a joint venture with Kan Am (our principal joint venture partner) and another third party.

Series B Preferred Stock Offering

        On October 9, 2002, we sold 4,300,000 shares of our Series B preferred stock in an underwritten public offering. We received net proceeds, after deducting underwriting discounts and commissions and our offering expenses, of $103.6 million.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

        Our ratio of earnings to combined fixed charges and preferred dividends was 1.8x for the nine months ended September 30, 2002, and 1.5x, 1.9x, 1.8x, 2.1x and 2.0x for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. For this purpose, earnings have been calculated by adding extraordinary items, fixed charges (excluding capitalized interest) and dividends from equity investments to income before equity in earnings of equity investments. Fixed charges consist of interest expense, the amortization of capitalized debt issuance costs and capitalized interest costs. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing our earnings by our fixed charges and preferred dividends. The ratio of earnings to combined fixed charges and preferred dividends does not reflect our December 20, 2002 offering of our common stock, December 17, 2002 offering of our Series C preferred stock, our October 9, 2002 offering of our Series B preferred stock, the operating results of Colorado Mills, which opened on November 14, 2002, this offering, the Riverside Square acquisition, or the proposed acquisition of the Cadillac properties. Depending on how we finance a portion of the purchase price of the Cadillac acquisition, our ratio of earnings to combined fixed charges and preferred dividends may decline.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C preferred stock, see "Description of the Series C Preferred Stock" in this prospectus supplement and "Description of Preferred Stock" in the accompanying prospectus.

Issuer	The Mills Corporation.
Securities Offered	100,000 shares of Series C Cumulative Redeemable Preferred Stock.
Dividends
Investors will be entitled to receive cumulative cash dividends on the Series C preferred stock of $2.25 per share. Beginning on February 3, 2003, dividends on the Series C preferred stock will be payable quarterly in arrears on the first day of each February, May, August and November or, if not a business day, the next succeeding business day, without any additional interest or adjustment for any such delay. Dividends on the Series C preferred stock shall accrue and be cumulative from (but excluding) December 17, 2002, the date of original issuance. The first dividend, which will be paid on February 3, 2003, will be for less than a full quarter and will reflect dividends accumulated from December 17, 2002 through, and including, February 1, 2003.
Optional Redemption
We may not redeem the Series C preferred stock prior to December 17, 2007, except in limited circumstances relating to our continuing qualification as a REIT. On and after December 17, 2007, we may, at our option, redeem the Series C preferred stock, in whole or from time to time in part, by payment of $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption. Any partial redemption of the Series C preferred stock will be on a pro rata basis.

No Maturity
The Series C preferred stock has no maturity date and we are not required to redeem the Series C preferred stock. Accordingly, the Series C preferred stock will remain outstanding indefinitely unless we decide to redeem it. We are not required to set aside funds to redeem the Series C preferred stock.
Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series C preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other capital stock ranking junior to the Series C preferred stock as to liquidation rights. The rights of the holders of the Series C preferred stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our shares ranked on a parity with the Series C preferred stock.
Ranking
The Series C preferred stock will rank senior to our common stock, junior to our Series A convertible preferred stock and on a parity with our Series B cumulative redeemable preferred stock and any other parity securities that we may issue in the future with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.
Voting Rights
Holders of the Series C preferred stock generally have no voting rights. However, if we do not pay dividends on the Series C preferred stock for six or more quarterly periods (whether or not consecutive), the holders of the Series C preferred stock, voting together with the holders of our Series B preferred stock and any other series of parity preferred stock that has similar voting rights, will be entitled to vote at the next annual meeting of stockholders for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Series C preferred stock, the Series B preferred stock and all other series of parity preferred stock. In addition, the affirmative vote of the holders of at least two-thirds of the Series C preferred stock is required for us to authorize, create or increase capital stock ranking senior to the Series C preferred stock or to amend our certificate of incorporation in a manner that materially and adversely affects the rights of the holders of the Series C preferred stock.
Listing
Our Series C preferred stock is listed on the New York Stock Exchange under the symbol "MLS pc." The last reported sale price of our Series C preferred stock on the NYSE on January 17, 2003 was $25.55 per share.

Restrictions on Ownership and Transfer
For us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes the Series C preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.225% of the value of our outstanding capital stock. See "Restrictions on Ownership and Transfer" in the accompanying prospectus.
Conversion	The Series C preferred stock is not convertible into or exchangeable for any of our other securities or property.
Use of Proceeds
We expect that the net proceeds from this offering will be approximately $2.47 million after deducting our expenses. We will contribute the net proceeds from this offering to Mills LP in exchange for preferred units of limited partnership interest in Mills LP that have substantially identical economic terms as the Series C preferred stock. Mills LP will use the net proceeds to finance the cash portion of the purchase price for the Cadillac acquisition and will use any remaining amounts for general business purposes. See "Use of Proceeds."

RISK FACTORS

        In addition to the section titled "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2001 and other information in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in our Series C preferred stock.

The Cadillac acquisition may not occur and our stockholders may not realize any benefits from the proposed transaction.

        The purchase agreement relating to the Cadillac acquisition contains closing conditions that need to be satisfied before the acquisition can be consummated. The satisfaction of most of these conditions is outside of our control, and we therefore cannot assure you that the acquisition will be consummated. These conditions include, among other things, the requirement that the joint venture partners waive their rights of first refusal and consent to the sale by Cadillac Fairview of its interests in the two joint venture properties to us. In addition, if we are unable to obtain the financing necessary to acquire the Cadillac properties, we would be unable to consummate the acquisition and would forfeit our $20.0 million good faith, non-refundable deposit.

We cannot assure you that the unaudited financial information provided by the sellers is accurate and we do not know with certainty the impact of these acquisitions on our operating results.

        Certain financial information contained in this prospectus supplement relating to the acquisition of Riverside Square and the proposed acquisition of the Cadillac properties, including, but not limited to, the impact of the acquisitions on our interest and fixed charge coverage ratios and our anticipated unlevered yield on the acquisitions, is based on unaudited financial information we received from Cadillac Fairview and the owner of Riverside Square. We cannot assure you that the unaudited financial information provided by the sellers is accurate, or that the information contained in this prospectus supplement that is based on such information is accurate. Therefore, we are not able to determine with certainty the impact of the acquisitions on our operating results, interest and fixed charge coverage ratios and our yield from the acquisitions.

We have not yet determined which financing alternatives we will use to fund the purchase price of the Cadillac acquisition and, depending on the types of financing alternatives we actually use, our indebtedness may increase substantially and our key financial indicators may be negatively affected.

        We expect to finance the cost of the proposed Cadillac acquisition through a combination of several different alternatives that are or may become available to us. These alternatives include using the proceeds from this offering, using the proceeds from our recent offering of 4,000,000 shares of our common stock, our recent offering of 3,400,000 shares of our Series C preferred stock, which closed on December 17, 2002, borrowing under our existing credit facility, using the proceeds from additional mortgage financings, using the proceeds from additional future sales of our common stock or preferred stock, or selling a portion of our interests in one or more of the Cadillac properties to Kan Am for cash. We cannot assure you that any or all of these alternatives will be available to us on favorable terms or which alternatives we ultimately may use. Depending on which alternatives we use to finance the acquisitions, our indebtedness may increase substantially and our interest and fixed charge coverage ratios and other key financial indicators may be negatively affected.

We may not be able to integrate successfully the new properties into our operations, which would adversely affect our results of operations and financial condition.

        The success of the acquisitions of Riverside Square and the Cadillac properties will depend, in part, on our ability to:

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  efficiently integrate the acquired properties and employees into our organization; and

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  apply our business, operating, administrative, financial and accounting strategies and controls to the acquired properties.

        If we are unable to successfully integrate the acquired properties into our operations, our results of operations and financial condition may be adversely affected.

We may not be able to achieve the anticipated financial and operating results from our acquisitions, which would adversely affect our operating results.

        We believe that the acquisitions will enhance our future financial performance, including our net earnings, net operating income and funds from operations. Our belief is subject to risks, uncertainties and other factors, many of which are beyond our control. In addition, our belief is based on certain assumptions, many of which are forward-looking and are set forth on page S-23 of this prospectus supplement, and are uncertain in nature. As a result, the actual performance of the properties we are proposing to acquire may differ materially from our anticipated results, which would negatively affect our operating results.

We may be responsible for unknown material liabilities associated with Riverside Square and the Cadillac properties which would adversely affect our business.

        We may be exposed to liabilities relating to Riverside Square and the Cadillac properties that we may have failed to discover prior to entering into the respective purchase agreements or that may arise after the acquisitions are completed. These liabilities may include liabilities that arise from non-compliance with environmental laws by prior owners for which we, as a successor owner, may be responsible. While the sellers of these properties have agreed to indemnify us for breaches of certain representations and warranties, such indemnification may not be sufficient or available to cover our liabilities in which case our results of operations may be adversely affected.

Proposed change in taxation of corporate dividends may adversely affect the value of our preferred stock.

        The federal income tax laws governing REITs and other corporations or the administrative interpretations of those laws may be amended at any time. On January 7, 2003, the Bush Administration released a proposal intended to eliminate one level of the "double taxation" that is currently imposed on corporate income for regular C corporations by excluding corporate dividends from an individual's taxable income to the extent that corporate income tax has been paid on the earnings from which the dividends are paid. REITs currently are tax-advantaged relative to regular C corporations because they are not subject to corporate-level federal income tax on income that they distribute to shareholders, but shareholders do include REIT dividends in taxable income. The tax treatment of REITs generally would not be affected by the Bush Administration's proposal in its current form, except that a REIT that receives dividends from a C corporation that have been subject to corporate income tax could distribute or retain those amounts without a second tax being imposed on the REIT or its shareholders. However, the Bush Administration's proposal, if enacted, could cause individual investors to view stocks of regular C corporations as more attractive relative to stocks of REITs than is the case currently because part or all of the dividends on the stocks of the regular C corporation would be exempt from tax for the individual. It is not possible to predict whether in fact this change in relative perceived value will occur or whether, if it occurs, what the impact will be on the value of our preferred stock. In any event, there can be no assurance regarding whether the Bush Administration's proposal ultimately will be enacted or the form in which it might in fact be enacted and the effects that it will have on the value of our preferred stock.

USE OF PROCEEDS

        We expect that the net proceeds from this offering will be approximately $2.47 million after deducting our expenses. We will contribute the net proceeds from this offering to Mills LP in exchange for preferred units of limited partnership interest in Mills LP that have substantially identical economic terms as the Series C preferred stock. Mills LP will use the net proceeds to finance the cash portion of the purchase price for the Cadillac acquisition and will use any remaining amounts for general business purposes.

SELECTED FINANCIAL DATA

        The following table sets forth our unaudited selected financial data on a consolidated basis for the nine months ended September 30, 2002 and 2001, and audited selected financial data on a consolidated basis for the year ended December 31, 2001 and should be read in conjunction with the financial statements and related notes that are incorporated by reference into this prospectus supplement. The financial information is derived from our consolidated financial statements. The results of the nine-month period ended September 30, 2002 may not be indicative of the results to be expected for the full year. The following table does not give effect to the acquisition of Riverside Square and the proposed acquisition of the Cadillac properties, the opening of Colorado Mills on November 14, 2002, our October 9, 2002 offering of our Series B preferred stock, our December 17, 2002 offering of 3,400,000 shares of our Series C preferred stock, our December 20, 2002 offering of 4,000,000 shares of our common stock, or this offering.

	Nine Months Ended September 30,
			Year Ended December 31, 2001
	2002	2001
	(unaudited)		(audited)
	(dollars in thousands, except per share data)
Statements of Operations Data:
Revenues:
Minimum rent	$87,942	$78,609	$106,196
Percentage rent	458	278	1,518
Recoveries from tenants	39,239	37,077	50,975
Other property revenue	10,015	9,842	15,211
Management fee income from unconsolidated joint ventures	8,614	7,214	10,436
Other fee income from unconsolidated joint ventures	4,508	7,472	8,097

Total operating revenues	150,776	140,492	192,433

Expenses:
Recoverable from tenants	34,414	31,274	43,065
Other operating expenses	4,168	3,580	5,684
General and administrative	9,619	9,636	17,352
Depreciation and amortization	33,239	28,222	37,820

Total operating expenses	81,440	72,712	103,921

Other income and expenses:
Equity in earnings of unconsolidated joint ventures before extraordinary items	14,257	4,963	12,525
Interest income	5,631	3,050	4,048
Interest expense, net	(38,770)	(44,643)	(57,737)
Other income (expense)	1,581	31	(2,307)

Income before gain on sale of interest in FoodBrand L.L.C., extraordinary items, and minority interests	52,035	31,181	45,041
Gain on sale of interest in FoodBrand, L.L.C.	—	—	6,420

Income before extraordinary items and minority interests:	52,035	31,181	51,461
Extraordinary losses on debt extinguishment	(1,260)	(16,624)	(16,624)
Equity in extraordinary losses on debt extinguishment of unconsolidated joint ventures	—	(127)	(127)

Income before minority interests:	50,775	14,430	34,710
Minority interests	(16,577)	(5,692)	(13,468)

Net income	$34,198	$8,738	$21,242

Income per share before extraordinary items, net of minority interest (Basic)	$1.02	$0.78	$1.25

Income per share before extraordinary items, net of minority interest (Diluted)	$1.01	$0.77	$1.24

Net income per share (Basic)	$1.00	$0.36	$0.85

Net income per share (Diluted)	$0.98	$0.36	$0.84

Funds from Operations (unaudited)(1):
Income before extraordinary items and minority interests	$52,035	$31,181	$51,461
Adjustments:
Add: Depreciation and amortization of real estate assets	30,677	25,736	34,532
Real estate depreciation and amortization of unconsolidated joint ventures	30,981	25,707	35,479

Funds from operations	$113,693	$82,624	$121,472

Shares—Units Outstanding:
Basic:
Weighted average shares	34,112	24,082	25,042
Weighted average shares and units	50,797	39,910	41,059
Diluted:
Weighted average shares	34,973	24,514	25,491
Weighted average shares and units	51,657	40,342	41,508
Cash Flow Information:
Cash Flows provided by (used in)
Operating Activities	$62,331	$57,777	$90,388
Investing Activities	(317,123)	(107,009)	(146,362)
Financing Activities	258,492	65,082	54,903

(1)
We consider Funds From Operations, or "FFO," a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts, or "NAREIT," means income (loss) before minority interest (determined in accordance with accounting principles generally accepted in the United States, or "GAAP"), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO to assist investors in analyzing our performance. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (1) does not represent cash flows from operations as defined by GAAP, (2) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions, and (3) should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.

THE ACQUISITIONS

Riverside Square Acquisition

        On December 13, 2002, we completed the acquisition of Riverside Square, an approximately 637,000 square foot retail property located in Hackensack, New Jersey, for an aggregate consideration of approximately $86.5 million, comprised of $21.5 million in cash and $65.0 million of mortgage financing as described below. Approximately 293,000 square feet of gross leasable area is owned by Bloomingdale's, one of two anchor tenants. Simultaneously, we entered into a mortgage in the amount of approximately $65.0 million that is secured by Riverside Square. The mortgage bears a fixed interest rate of approximately 5.8% and matures in January 2013.

        The following table provides additional information about Riverside Square:

Name/Location	Year Opened/ Renovated	Total GLA(1) (Sq. Ft.)		Anchor Store GLA (Sq. Ft.)	Specialty Store GLA (Sq. Ft.)	Anchor Tenants
Riverside Square Hackensack, NJ	1977/1995	637,000	(1)	400,000(1)	237,000	Bloomingdale's and Saks Fifth Avenue

(1)
GLA means gross leasable area.

Cadillac Properties

        On December 6, 2002, we entered into a purchase agreement to acquire a portfolio that includes five retail properties that contain an aggregate of approximately 4.6 million square feet of gross leasable area (including approximately 2.5 million square feet owned by certain anchor tenants) from Cadillac Fairview. The properties are located in Ft. Lauderdale, FL, Dover, DE, White Plains, NY, Jackson, MS and New Orleans, LA. In addition to the five properties, we will acquire an aggregate of approximately 110 additional acres of developable land adjacent to the properties.

        The aggregate purchase price for the five properties and the developable land adjacent to the properties is approximately $542.1 million, comprised of $480.1 million in cash and $62.0 million of assumed debt. We have made a good faith, non-refundable deposit in the amount of $20.0 million in cash. Under the purchase agreement, if we default in our obligation to consummate the acquisition as a result of our inability to obtain the necessary financing or otherwise, Cadillac Fairview is entitled to receive the entire deposit as liquidated damages. We expect that the acquisition of these five properties and the developable land adjacent to the properties will be completed before the end of the first quarter of 2003. The consummation of the acquisition is subject to customary closing conditions and we cannot assure you that it will be completed by that time or at all.

        The following table provides additional information about the five wholly-owned Cadillac properties that we expect to acquire upon completion of the proposed acquisition:

Name/Location	Year Opened/ Renovated	Total GLA (Sq. Ft.)(1)		Anchor Store GLA (Sq. Ft.)	Specialty Store GLA (Sq. Ft.)	Anchor Tenants
Broward Mall Ft. Lauderdale, FL	1978/2002	999,000		717,000	282,000	Burdine's, Dillard's, J.C. Penney and Sears
Dover Mall Dover, DE	1982/1997	809,000	(2)	584,000	224,000	Boscov's, J.C. Penney, Sears and Strawbridge's
Galleria at White Plains White Plains, NY	1980/1994	886,000		556,000	330,000	Macy's
Northpark Mall Jackson, MS	1984/1998	961,000		647,000	314,000	Dillard's, J.C. Penney and McRae's
The Esplanade New Orleans, LA	1984/2001	909,000		544,000	365,000	Dillard's, Macy's and Mervyn's

(1)
Presents approximate gross leasable area of each of the properties. Included in GLA are approximately 2,522,000 square feet owned by certain store tenants located as follows: Broward Mall—717,000 square feet; Dover Mall—332,000 square feet; Galleria at White Plains—328,000 square feet; Northpark Mall—647,000 square feet; and The Esplanade—498,000 square feet.

(2)
This property also includes approximately 52,000 square feet of Dover Commons. Since Dover Commons does not have any anchor tenants, for the purposes of this table, the entire 52,000 square feet has been added to the specialty store GLA of Dover Mall.

        The purchase agreement also provides for our acquisition of Cadillac Fairview's interests in two joint ventures, each of which owns a property located in Atlanta, GA. In addition to customary closing conditions, our obligation to purchase Cadillac Fairview's interests in the two joint venture properties is subject to the discretion of Cadillac Fairview as to what percentage of interests, if any, to sell to us and to the joint venture partners' rights of first refusal and consent rights. Depending on what interests in the joint venture properties, if any, we ultimately are required to purchase, the total cash purchase price for the joint venture interests could range up to approximately $62.5 million. In the event the conditions for purchase of interests in one or both of the joint venture properties are met, we expect the acquisition of the joint venture interests to occur by the end of the second quarter of 2003.

Cadillac Acquisition Financings

        We expect to finance the cost of the proposed Cadillac acquisition through a combination of several different alternatives that are or may become available to us. These alternatives include using the proceeds from this offering, using the proceeds from our recent offering of 4,000,000 shares of our common stock, which closed on December 20, 2002, our recent offering of 3,400,000 shares of our Series C preferred stock, which closed on December 17, 2002, borrowing under our existing credit facility, using the proceeds from additional mortgage financings, using the proceeds from additional future sales of our common stock or preferred stock, or selling a portion of our interests in one or more of the properties to Kan Am (our principal joint venture partner) for cash.

        We are in the process of exploring and finalizing these alternatives and we cannot assure you that any or all of these alternatives will be available on favorable terms or which alternatives we ultimately may use. Two of these alternatives are described briefly below and we cannot assure you that the terms of these alternatives will not change.

  Collateralized Mortgaged-Back Securities

        We currently are negotiating with a lender to secure a mortgage in the amount of approximately $320.0 million that will be secured by four of the five wholly-owned Cadillac properties. The mortgage is expected to have a floating interest rate based on LIBOR plus 210 basis points. We expect to finalize and execute the loan agreement for this financing concurrent with the closing of the Cadillac acquisition, but we cannot assure you that it will be completed on terms favorable to us or at all.

  Broward Mall, Ft. Lauderdale, FL

        Cadillac Fairview currently is negotiating with the lender of a mortgage that is secured by one of the Cadillac properties to permit us to assume the mortgage. The outstanding amount of the mortgage is approximately $62.0 million and is secured by Broward Mall, one of the wholly-owned Cadillac properties. If the lender does not consent to our assuming the loan, the entire outstanding amount will be repaid by Cadillac Fairview prior to the completion of our acquisition. In such event, the purchase price of the Cadillac properties will increase by the lesser of the actual prepayment penalty paid by Cadillac Fairview or $5.0 million.

Yield on Cost of Acquisitions

        Based solely on the unaudited financial information that Cadillac Fairview and the seller of Riverside Square have provided to us, if the Cadillac acquisition is consummated, we believe that the in-place unlevered yield on the approximately $621.0 million cost of the acquisitions of the Cadillac properties (excluding the two joint venture properties and the developable land adjacent to the five wholly-owned properties) and Riverside Square is approximately 9%. However, while we believe that the information provided by Cadillac Fairview and the seller of Riverside Square is reliable, we have not audited such financial information. In addition, the in-place yield on investment is based on expected performance of the properties which may be materially adversely affected by various factors, including those discussed under the section entitled "Forward-Looking Statements." As a result, we can give no assurance that the actual yield we realize will not be materially different. You should read carefully the section entitled "Risk Factors" for a discussion of the risks associated with the acquisitions, including the possible effects that the acquisitions may have on our financial condition.

THE COMPANY

        We are a publicly traded, fully-integrated and self-managed real estate investment trust, or REIT. We conduct all of our business through Mills LP, in which we owned, as of September 30, 2002, approximately 70.27% of the common units. We are the sole general partner of Mills LP. Our primary activities include the ownership, development, redevelopment, acquisition, expansion, management and leasing of the "Mills" projects. As of September 30, 2002, we owned or held an interest in 12 "Mills" projects, two community shopping centers, the "Block," and a portfolio of 46 single-tenant retail properties, subject to net leases, that operate as CVS pharmacies. In addition, as of September 30, 2002, we were actively involved in the construction, development or redevelopment of four projects and had several additional projects in various stages of predevelopment.

        On November 14, 2002, we celebrated the grand opening of Colorado Mills, our thirteenth Mills project. Colorado Mills is located in Lakewood, Colorado, 10 miles west of downtown Denver, and contains approximately 1.2 million square feet of gross leasable area. As of November 14, 2002, Colorado Mills had 11 anchor tenants and 154 specialty stores. We own Colorado Mills through a joint venture with Kan Am and a third party.

        As of September 30, 2002, our market capitalization consisted of approximately $1,970.3 million of total debt, including our share of the debt held through our joint ventures, $75.0 million of Series A convertible preferred stock and approximately $1,643.0 million in common equity. The ratio of our total debt (including our share of the debt held through our joint ventures) and our Series A convertible preferred stock, to market capitalization was 55.5% as of September 30, 2002. Including our share of debt held through our joint ventures, our fixed rate debt constituted approximately 69.5% of our total debt as of September 30, 2002.

        The following table presents certain information with respect to our operating properties as of September 30, 2002 and does not include information relating to Colorado Mills, which opened on November 14, 2002:

Name/Location	Metropolitan Area Serviced	Year Opened/ Acquired	Total GLA (Sq. Ft.)(1)	Anchor Store GLA (Sq. Ft.)(1)	Specialty Store GLA (Sq. Ft.)(1)	No. of Anchor Stores(2)
Mills
Arizona Mills Tempe, AZ	Phoenix	1997	1,227,000	706,000	521,000	17
Arundel Mills(3) Anne Arundel County, MD	Baltimore, MD/ Washington, DC	2000	1,196,000	658,000	538,000	14
Concord Mills Concord, NC	Charlotte	1999	1,247,000	691,000	556,000	17
Discover Mills Sugarloaf, GA	Atlanta	2001	1,117,000	595,000	522,000	12
Franklin Mills Philadelphia, PA	Philadelphia/ Wilmington	1989	1,758,000	1,165,000	593,000	19
Grapevine Mills Grapevine, TX	Dallas/Forth Worth	1997	1,601,000	1,082,000	519,000	19
Gurnee Mills Gurnee, IL	Chicago/ Milwaukee	1991	1,577,000	942,000	635,000	15
Katy Mills Katy, TX	Houston	1999	1,205,000	620,000	585,000	13
Ontario Mills Ontario, CA	Los Angeles	1996	1,491,000	990,000	501,000	22
Opry Mills Nashville, TN	Nashville	2000	1,113,000	595,000	518,000	16
Potomac Mills Woodbridge, VA	Washington, DC/ Baltimore, MD	1985	1,635,000	853,000	782,000	17
Sawgrass Mills and The Oasis at Sawgrass Sunrise, FL	Fort Lauderdale/ Miami/Palm Beach	1990/1999	2,147,000	1,320,000	827,000	22

Mills Totals			17,314,000	10,217,000	7,097,000	203

The Block at Orange	Los Angeles/ Orange County	1998	655,000	385,000	270,000	10
Community Centers
Liberty Plaza	Philadelphia	1994	372,000	319,000	53,000	4
Concord Mills Marketplace	Charlotte, NC	2001	120,000	109,000	11,000	1

Community Centers Totals			492,000	428,000	64,000	5

(1)
Presents approximate gross leaseable area ("GLA") of each of the operating properties. Included in GLA is approximately 973,000 square feet owned by certain store tenants located as follows: Potomac Mills—80,000 square feet; Franklin Mills—210,000 square feet; Sawgrass Mills—282,000 square feet; Gurnee Mills—251,000 square feet; Liberty Plaza—14,000 square feet; Ontario Mills—125,000 square feet; and Concord Mills Marketplace—11,000.

(2)
Anchor stores include all stores occupying at least 20,000 square feet and certain store tenants described in footnote (1).

(3)
GLA for Arundel Mills includes approximately 33,000 square feet of The Marketplace at Arundel Mills which was open for operations as of September 30, 2002.

        The following table presents certain information with respect to our development and redevelopment properties as of September 30, 2002. As a result, the following table does not reflect the November 14, 2002 grand opening of our Colorado Mills.

Name/Location	Metropolitan Area Serviced	Anticipated Opening Date(1)	Approx. GLA (Sq. Ft.)(1)(2)
Colorado Mills/Lakewood, CO	Denver	Fall 2002	1,200,000
Madrid Xanadu/ Madrid, Spain	Madrid	Spring 2003	1,400,000
St. Louis Mills/ St. Louis, MO	St. Louis	Fall 2003	1,050,000
Cincinnati Mills/Cincinnati, OH(3)	Cincinnati	Late 2003	1,500,000

(1)
Anticipated opening dates and approximate GLA are subject to adjustment as a result of factors inherent in the development process, some of which may not be under the direct control of the Company.

(2)
Approximate GLA includes space that may be owned by certain anchor store tenants.

(3)
We currently are redeveloping and converting the Forrest Fair Mall, which we acquired on September 26, 2002, into Cincinnati Mills.

        The following tables summarize lease expirations of our wholly-owned and joint venture properties that were in operation as of September 30, 2002 and, as a result, does not reflect lease information relating to Colorado Mills. The following tables assume that none of the tenants exercise their renewal options. The minimum rent is the product of the monthly contractual minimum rent of the expiring leases as of September 30, 2002 multiplied by 12.

Wholly-owned Properties

Lease Expiration Year	Number of Leases Expiring	Leased Area in Square Footage	Annualized Minimum Rents Under Expiring Leases	Percent of Total Minimum Rents Represented by Expiring Leases
Total Tenant Expirations
2002	41	140,293	$3,278,203	3.57%
2003	131	737,452	11,289,256	12.29
2004	88	763,252	10,761,668	11.72
2005	123	726,958	14,758,759	16.07
2006	111	741,663	12,557,266	13.67
2007	75	332,463	7,149,830	7.78
2008	34	419,476	5,294,886	5.76
2009	30	498,684	5,663,412	6.17
2010	40	311,775	4,815,775	5.24
2011	50	263,677	5,775,558	6.29
2012	41	295,128	4,375,125	4.76
After 2012	19	484,379	6,140,077	6.68

	783	5,715,200	$91,859,815	100.00%

Joint Venture Properties

Lease Expiration Year	Number of Leases Expiring	Leased Area in Square Footage	Annualized Minimum Rents Under Expiring Leases	Percent of Total Minimum Rents Represented by Expiring Leases
Total Tenant Expirations
2002	69	213,382	$4,958,793	2.82%
2003	88	335,907	7,566,811	4.30
2004	128	544,425	11,326,666	6.43
2005	126	487,631	11,379,596	6.46
2006	140	579,303	13,216,135	7.50
2007	153	767,331	15,841,631	8.99
2008	93	436,449	10,166,730	5.77
2009	111	920,802	16,607,789	9.43
2010	157	1,350,351	25,152,588	14.28
2011	114	1,001,884	18,451,306	10.47
2012	64	1,052,783	12,767,576	7.25
After 2012	42	2,140,675	28,713,717	16.30

	1,285	9,830,923	$176,149,338	100.00%

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        Our ratio of earnings to combined fixed charges and preferred dividends was 1.8x for the nine months ended September 30, 2002, and 1.5x, 1.9x, 1.8x, 2.1x and 2.0x for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. For this purpose, earnings have been calculated by adding extraordinary items, fixed charges (excluding capitalized interest) and dividends from equity investments to income before equity in earnings of equity investments. Fixed charges consist of interest expense, the amortization of capitalized debt issuance costs and capitalized interest costs. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing our earnings by our fixed charges and preferred dividends. The ratio of earnings to combined fixed charges and preferred dividends does not reflect our December 20, 2002 offering of our common stock, our December 17, 2002 offering of our Series C preferred stock, our October 9, 2002 offering of our Series B preferred stock, the operating results of Colorado Mills, which opened on November 14, 2002, this offering, the Riverside Square acquisition, or the proposed acquisition of the Cadillac properties. Depending on how we finance a portion of the purchase price of the Cadillac acquisition, our ratio of earnings to combined fixed charges and preferred dividends may decline.

DESCRIPTION OF SERIES C PREFERRED STOCK

        The following description of the material terms and provisions of the Series C preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and the certificate of designations creating the Series C preferred stock, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

        Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of our preferred stock, par value $.01 per share. We currently have outstanding 750,000 shares of our Series A convertible preferred stock, 4,300,000 shares of our Series B preferred stock and 3,400,000 shares of our Series C preferred stock.

        Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. The Series C preferred stock is a series of preferred stock. When issued, the shares of Series C preferred stock offering in this offering will be validly issued, fully paid and non-assessable.

Rank

        The Series C preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, (i) senior to our common stock and to any other class or series of our capital stock other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with our outstanding Series B preferred stock and any other class or series of our capital stock, the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series C preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, and (iii) junior to our outstanding Series A convertible preferred stock and any other class or series of our capital stock, the terms of which specifically provide that such class or series ranks senior to the Series C preferred stock as to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up. For these purposes, debt securities of the Company which are convertible into or exchangeable for shares of our capital stock or any other debt securities of the Company shall not constitute a class or series of our capital stock.

Dividends

        Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series C preferred stock as to dividends, the holders of our Series C preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for the payment of dividends, cumulative cash dividends $2.25 per share. These dividends shall accrue and be cumulative from the date of the original issuance by the Company of shares of Series C preferred stock and will be payable quarterly in arrears on the first day of February, May, August and November of each year or, if not a business day, the next succeeding business day, without any additional interest or adjustment for any such delay. The first dividend, which will be paid on February 3, 2003, will be for less than a full quarter and will reflect dividends accumulated from December 17, 2002 through, and including, February 1, 2003. A dividend payable on the Series C preferred stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stockholder records at the close of business on the applicable record date, which will be such date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days before the dividend payment date.

        We will not declare dividends on the Series C preferred stock, or pay or set apart for payment dividends on the Series C preferred stock at any time if the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits the declaration, payment or setting apart for payment, or provides that the declaration, payment or setting apart for payment, such dividends would constitute a breach of or a default under the agreement, or if the declaration or payment of such dividends is restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on the Series C preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. Except as described in the next paragraph, we will not declare or pay or set aside for payment dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock, or shares of any other class or series of our capital stock ranking, as to dividends, on a parity with or junior to the Series C preferred stock (other than a dividend paid in shares of common stock or in shares of any other class or series of capital stock ranking junior to the Series C preferred stock as to dividends and upon liquidation) for any period, nor will we redeem, purchase or otherwise acquire for consideration, or make any other distribution of cash or other property, directly or indirectly, or pay or make available any monies for a sinking fund for the redemption of any common stock, or on any other capital stock ranking junior to or on a parity with the Series C preferred stock as to dividends or upon liquidation (except by conversion into or exchange for other shares of capital stock ranking junior to the Series C preferred stock as to dividends and upon liquidation, and except in accordance with certain provisions of the certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances) unless full cumulative dividends on the Series C preferred stock for all past dividend periods and the then current dividend period have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

        When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon the Series C preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock, we will declare any dividends upon the Series C preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock proportionately so that the amount of dividends declared per share of Series C preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series C preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends on such other series of preferred stock for prior dividend periods if such other series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C preferred stock which may be in arrears.

        Holders of shares of Series C preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C preferred stock as described above. Any dividend payment made on the Series C preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series C preferred stock will accumulate as of the due date for the dividend payment on which they first become payable.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the holders of shares of Series C preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our capital stock ranking junior to the Series C preferred stock as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the Series C preferred stock in the distribution of assets, then the holders of the Series C preferred stock and all other classes or series of capital stock ranking on a parity with the Series C preferred stock will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series C preferred stock will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the sale, lease or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding-up.

Redemption

        Shares of Series C preferred stock are not redeemable before December 17, 2007. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series C preferred stock will be subject to provisions of the certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances. On or after December 17, 2007, we may, at our option upon not less than 30 nor more than 60 days' written notice, redeem the Series C preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share plus all accrued and unpaid dividends (except as provided below), if any (whether or not declared) to the date fixed for redemption, without interest. If we redeem fewer than all of the outstanding shares of Series C preferred stock, the shares of Series C preferred stock to be redeemed will be redeemed proportionately (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable method as we may determine. Holders of Series C preferred stock to be redeemed will surrender the preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the preferred stock. If (i) we have given notice of redemption of any shares of Series C preferred stock, (ii) we have irrevocably set aside the funds necessary for the redemption (and, if the redemption date falls after a record date and prior to the corresponding date on which a dividend is scheduled to be paid, we have irrevocably set aside the amount of cash necessary to pay the dividends payable on the date such dividends are to be paid in respect of the shares of Series C preferred stock) in trust for the benefit of the holders of any shares of Series C preferred stock so called for redemption, and (iii) we have given irrevocable instructions to pay such redemption price, and if applicable, such dividends, then from and after the redemption date dividends will cease to accrue on such shares of Series C preferred stock, the shares of Series C preferred stock will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption, without interest. The redemption provisions of the Series C preferred stock do not in any way limit or restrict our right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series C preferred stock at such price or prices as we may determine, subject to the provisions of applicable law.

        Unless we have declared and paid in cash, or we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of, the full cumulative dividends on all Series C preferred stock for all past dividend periods and the then current dividend period, we may not redeem any Series C preferred stock unless we simultaneously redeem all outstanding shares of Series C preferred stock and we will not purchase or otherwise acquire directly or indirectly any shares of Series C preferred stock except by exchange for shares of capital stock ranking junior to the Series C preferred stock as to dividends and amounts upon liquidation; except that we may purchase shares of Series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C preferred stock or, subject to certain provisions of our certificate of incorporation, we may, under certain circumstances, purchase shares of Series C preferred stock owned by a stockholder in excess of the ownership limit.

        We will give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series C preferred stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect in the notice or in the mailing thereof will affect the sufficiency of notice or validity of the proceedings for the redemption of any Series C preferred stock except as to a holder to whom notice was defective or not given. A redemption notice will be conclusively presumed to have been duly given on the date mailed whether or not the holder actually received the redemption notice. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series C preferred stock to be redeemed; (iv) the place or places where certificates for shares of Series C preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the Series C preferred stock to be redeemed will cease to accrue on the redemption date. If we redeem fewer than all of the shares of Series C preferred stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series C preferred stock held by such holder to be redeemed.

        If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of Series C preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before that dividend payment date. Except as described above and except to the extent the redemption price includes all accrued and unpaid dividends, we shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C preferred stock for which a notice of redemption has been given.

        The shares of the Series C preferred stock that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of Series C preferred stock.

        The Series C preferred stock will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series C preferred stock will be subject to provisions of our certificate of incorporation, under which Series C preferred stock owned by a stockholder in excess of the ownership limit discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus will be transferred to a trust and may be purchased by us under certain circumstances.

Voting Rights

        Holders of the Series C preferred stock will not have any voting rights, except as provided by applicable law and as described below.

        Whenever dividends on any shares of Series C preferred stock are in arrears for six or more consecutive or non-consecutive quarterly periods, a preferred dividend default will exist, and the holders of the Series C preferred stock (voting separately as a class with all other series of parity preferred stock of the Company upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the Series C preferred stock and all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable will have been fully paid or declared and a sum sufficient has been set aside to pay them. Upon such election, the number of members of our entire board of directors will be increased by two directors. If and when all accumulated dividends and the accrued dividend for the then current dividend period shall have been paid on such Series C preferred stock and all series of preferred stock upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional directors so elected will terminate and the entire board of directors shall be reduced accordingly. So long as a preferred dividend default continues, any vacancy in the office of additional directors elected under this section may be filled by written consent of the director elected as described in this paragraph who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C preferred stock when they have the voting rights described above (voting separately as a class with all other series of parity preferred stock upon which like voting rights have been conferred and are exercisable). Each of the directors elected as described in this paragraph will be entitled to one vote on any matter.

        So long as any shares of Series C preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of two-thirds of the shares of Series C preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series C preferred stock voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series C preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into capital stock of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the certificate of incorporation or certificate of designations, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C preferred stock or its holders; except that with respect to the occurrence of any of the events described in (ii) above, so long as the Series C preferred stock remains outstanding with the terms of the Series C preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in (ii) above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of Series C preferred stock and except that (A) any increase in amount of the authorized Series C preferred stock or the creation or issuance of any other series of preferred stock or (B) any increase in the number of authorized shares of Series C preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the Series C preferred stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if, at or before to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding shares of Series C preferred stock are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

        In any matter in which the Series C preferred stock may vote (as expressly provided in the certificate of designations or as may be required by law), each share of Series C preferred stock shall be entitled to one vote, except that when any other series of our preferred stock shall have the right to vote with the Series C preferred stock as a single class on any matter, the Series C preferred stock and such other series shall have with respect to such matters one vote per each $25.00 of stated liquidation preference.

Conversion

        The shares of Series C preferred stock are not convertible into or exchangeable for any of our other property or securities.

Restrictions on Ownership and Transfer

        As discussed under "Restrictions on Ownership and Transfer" in the accompanying prospectus, for us to qualify as a REIT under the Internal Revenue Code, the transfer of our capital stock, which includes the Series C preferred stock, is restricted and not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than 9.225% of the value of our outstanding capital stock.

Form

        The Series C preferred stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depositary Company except under limited circumstances.

Transfer Agent

        The transfer agent, registrar and dividend disbursing agent for the Series C preferred stock will be EquiServe Trust Company, N.A.

PLAN OF DISTRIBUTION

        Subject to the terms and conditions contained in a purchase agreement between us and RREEF dated January 22, 2003, RREEF has agreed to purchase from us, and we have agreed to sell to RREEF, 100,000 shares of our Series C preferred stock.

        The expenses of this offering are estimated to be approximately $50,000 and are payable by us.

LEGAL MATTERS

        The legality of the shares of the Series C preferred stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

        Ernst & Young LLP, independent auditors, has audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        Ernst & Young LLP, independent auditors, has also audited the Combined Statement of Certain Revenues and Certain Operating Expenses of the Acquired Properties appearing in our Form 8-K/A filed with the SEC on June 28, 2002, as set forth in their report thereon included therein and incorporated herein by reference. The Combined Statement of Certain Revenues and Certain Operating Expenses of the Acquired Properties is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated.

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002.

  2.
  Our Quarterly Reports on Form 10-Q for the quarter ended on March 31, 2002, filed on May 14, 2002, for the quarter ended on June 30, 2002, filed on August 14, 2002, and for the quarter ended September 30, 2002, filed on November 14, 2002.

  3.
  Our Current Reports on Form 8-K and amendments thereto filed on March 1, 2002, May 1, 2002, May 6, 2002, June 17, 2002, June 28, 2002, September 24, 2002, September 26, 2002, October 8, 2002, November 27, 2002, December 10, 2002, December 16, 2002, December 19, 2002 and December 20, 2002.

  4.
  Our Registration Statement on Form 8-A filed on October 9, 2002 relating to our Series B preferred stock.

  5.
  Our Registration Statement on Form 8-A filed on December 16, 2002 relating to our Series C preferred stock.

        You may request a copy of these filings, at no cost, by telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time, or by writing us at: Secretary, The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209.

WHERE YOU CAN FIND MORE INFORMATION

        You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's website at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus supplement and the accompanying prospectus may constitute, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

        You often can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative of that terminology or other variations on that terminology or comparable terminology. Forward-looking statements are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

  •
  the general economic climate;

  •
  the supply and demand for retail properties;

  •
  interest rate levels;

  •
  the availability of financing;

  •
  other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated;

  •
  our ability to satisfy complex rules in order for us to qualify as a real estate investment trust, or REIT, for federal income tax purposes, Mills LP's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

  •
  the risk factors described in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

        Although we believe that the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we cannot assure you that we will attain these expectations or that any deviations from these expectations will not be material. We undertake no duty or obligation to publicly announce any revisions to, or updates of, any of our forward-looking statements that may result from future events or circumstances.

PROSPECTUS

$1,069,171,953
THE MILLS CORPORATION
Common Stock, Preferred Stock,
Common Stock Warrants, and Depositary Shares

        By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

  •
  shares of our common stock,

  •
  shares of our preferred stock,

  •
  our warrants exercisable for common stock, and

  •
  shares of our preferred stock represented by depositary shares

        The offered securities have an aggregate initial offering price of $1,069,171,953. We may offer these securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with the specific terms of the applicable offered securities in supplements to this prospectus. We may sell these securities to or through underwriters and also directly to other purchasers or through agents. We will list the names of any underwriters or agents in the applicable prospectus supplement.

        You should read this prospectus, the documents that are incorporated by reference in this prospectus, and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of any offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the offered securities.

        Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "MLS." On October 1, 2002, the last reported sale price of our common stock on the NYSE was $29.65 per share.

        Investing in the offered securities involves risks. You should read carefully the risks described in the "Risk Factors" section beginning on page 19 of our annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 28, 2002.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2002.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $1,069,171,953.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

        This prospectus provides you with a general description of the offered securities. Each time we sell any of the offered securities, we will provide you with a prospectus supplement that will contain specific information about the method and terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

        We may sell the offered securities to or through underwriters, dealers or agents or directly to purchasers. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents involved in the sale of the offered securities, and any applicable fee, commission or discount arrangements with them. For a more detailed description of the various means by which we may distribute the offered securities, you should read the information under the heading "Plan of Distribution."

        As used in this prospectus generally and in any accompanying prospectus supplement, the terms "Mills," the "company," "we," "our," or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, or Mills LP, Management Associates Limited Partnership, and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise. As used in the sections of this prospectus entitled "Description of Common Stock," "Description of Preferred Stock," "Description of Common Stock Warrants," "Description of Depositary Shares" and "Restrictions on Ownership and Transfer," the terms "we," "our" and "us" solely refer to The Mills Corporation. As used in the section of this prospectus entitled "Material Federal Income Tax Considerations," the terms "we," "our," and "us" refers solely to The Mills Corporation, except where the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 1-12994. You may read and copy materials that we have filed with the Commission, including the registration statement, at the Commission's public reference room located at:

                450 Fifth Street, N.W.
                Room 1024
                Washington, D.C. 20549

        Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public on the Commission's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

        You also can read our Commission filings at the following address:

                New York Stock Exchange
                20 Broad Street
                New York, New York 10005

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002.

  2.
  Our Quarterly Reports on Form 10-Q for the quarter ended on March 31, 2002, filed on May 14, 2002, and for the quarter ended on June 30, 2002, filed on August 14, 2002.

  3.
  Our Current Reports on Form 8-K filed on February 28, 2002 (except for the information furnished under Item 9), March 1, 2002, May 1, 2002, May 6, 2002, May 10, 2002 (except for the information furnished under Item 9), June 17, 2002, June 28, 2002, August 12, 2002 (except for the information furnished under Item 9), August 14, 2002 (except for the information furnished under Item 9), September 24, 2002 and September 26, 2002.

  4.
  Description of our common stock included in our Registration Statement on Form 8-A (filed on April 11, 1994), which incorporates by reference a description of our common stock from our Registration Statement on Form S-11 (File No. 33-71524, filed on April 11, 1994), which description we also incorporate by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (703) 526-5000 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

                Secretary
                The Mills Corporation
                1300 Wilson Boulevard, Suite 400
                Arlington, Virginia 22209

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some statements made in this prospectus may constitute, and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement may contain, "forward-looking statements" for the purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations and are not guarantees of future performance.

        You often can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "would be," or "continue" or the negative of that terminology or other variations on that terminology or comparable terminology. Forward-looking statements are subject to numerous risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are:

  •
  the general economic climate;

  •
  the supply and demand for retail properties;

  •
  interest rate levels;

  •
  the availability of financing;

  •
  other risks associated with the development, acquisition, and operation of retail properties, including risks that the development of a project may not be completed on schedule, that we may not be able to lease available space to tenants at favorable rental rates, that tenants will not take occupancy or pay rent in accordance with their leases, or that development or operating costs may be greater than anticipated;

  •
  our ability to satisfy complex rules in order for us to qualify as a real estate investment trust, or REIT, for federal income tax purposes, Mills LP's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

  •
  the risk factors described in, or incorporated by reference into, the accompanying prospectus supplement.

        Although we believe that the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we cannot assure you that we will attain these expectations or that any deviations from these expectations will not be material. We undertake no duty or obligation to publicly announce any revisions to, or updates of, any of our forward-looking statements that may result from future events or circumstances.

THE MILLS CORPORATION

        We are a publicly traded, fully-integrated, self-managed real estate investment trust, or REIT. We conduct all of our business through Mills LP, in which we owned, as of September 23, 2002, approximately 70.3% of the common units. We are the sole general partner of Mills LP. Our primary activities include the ownership, development, redevelopment, acquisition, expansion, management, and lease of super-regional, retail and entertainment-oriented centers, which we refer to as the "Mills" projects. As of June 30, 2002, we owned or held an interest in 12 "Mills" projects, two community shopping centers, one urban entertainment/retail project, which we refer to as the "Block," and a portfolio of 46 single tenant retail properties, subject to net leases, that operate as CVS pharmacies. In addition, we are actively involved in the construction of three "Mills" projects and have several additional projects in various stages of predevelopment.

        We maintain our executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209. Our telephone number is (703) 526-5000. We also maintain a web site at www.millscorp.com. The information on our web site is not, and you must not consider the information to be, a part of this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, development and acquisitions of additional properties, and the repayment or repurchase of our indebtedness and our capital stock.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        Our ratio of earnings to combined fixed charges and preferred dividends was 1.9x for the six months ended June 30, 2002, and 1.5x, 1.9x, 1.8x, 2.1x and 2.0x for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. For this purpose, earnings have been calculated by adding extraordinary items, fixed charges (excluding capitalized interest) and dividends from equity investments to income before equity in earnings of equity investments and minority interest. Fixed charges consist of interest expense (including capitalized debt issuance costs), the amortization of capitalized expenses and capitalized interest costs. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing our earnings by fixed charges and preferred dividends. The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges because the dividends paid on the Series A convertible preferred stock are treated as interest expense in our consolidated financial statements.

DESCRIPTION OF COMMON STOCK

        The following description sets forth the general terms of the common stock that we may issue. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock. At September 23, 2002, 38,928,195 shares of our common stock were issued and outstanding. Currently outstanding shares of our common stock are listed for trading on the NYSE. We will apply to the NYSE to list any additional shares of our common stock to be sold under any prospectus supplement.

        Subject to the preferential rights of any other classes or series of shares of capital stock and to the provisions of our certificate of incorporation regarding restrictions on transfers of shares of capital stock, holders of our common stock are entitled:

  •
  to receive distributions if, as and when authorized and declared by our board of directors, out of funds and other assets legally available for distribution, and

  •
  to share ratably in our assets that are legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities and subject to any liquidation preferences of the holders of our preferred stock.

        Our series A preferred stock ranks senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock.

        Subject to the provisions of our certificate of incorporation regarding restrictions on the transfer of shares of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided for other classes or series of our capital stock, the holders of shares of common stock will possess exclusive voting power over matters submitted for stockholder approval. Any matter submitted for stockholder approval generally will require the affirmative vote of a majority of the shares present and voting on that matter. There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding common stock can elect all of the directors then standing for election.

        Holders of shares of our common stock have no subscription, redemption, conversion or preemptive rights.

        Our board of directors is a classified board composed of three classes of directors with staggered terms. Directors for each class are chosen for a three-year term upon expiration of the term of that class.

        Under the Delaware General Corporation Law, or the DGCL, a Delaware corporation generally cannot dissolve, amend its certificate of incorporation, participate in a merger or consolidation, effect a share exchange or transfer its assets unless the action to be taken has been approved by a majority of the board of directors and by stockholders holding at least a majority of the shares entitled to vote on the matter. The DGCL permits a corporation to specify a greater percentage in its certificate of corporation. In addition, some types of mergers may be accomplished without a stockholder vote. For example, under some circumstances, no stockholder vote is required for a merger of a subsidiary of a Delaware corporation into its parent corporation. Generally, a merger need not be approved by stockholders of a Delaware corporation that will survive a merger if (1) the merger does not result in a reclassification or change in the outstanding shares of the surviving corporation or an amendment to the surviving corporation's certificate of incorporation, and (2) the number of shares to be issued or delivered in the merger is not more than 20% of the surviving corporation's shares prior to the merger.

        We are a Delaware corporation and we generally follow the provisions of the DGCL. Any amendment to our certificate of incorporation, including the section that addresses the preservation of our REIT status, requires the approval of a majority of our board of directors and stockholders holding at least a majority of the shares entitled to vote on the matter. However, amendments to our certificate of incorporation that would be inconsistent with then existing provisions of our certificate of incorporation, excluding the section that addresses the preservation of our REIT status and introductory sections, would require the approval of a majority of our board of directors and stockholders holding at least two-thirds of the shares entitled to vote on the matter. Our bylaws may be amended by a majority of the board of directors. In addition, our bylaws may be amended by the affirmative vote of the holders of at least two-thirds of the voting power of all the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.

        Our certificate of incorporation authorizes our board of directors to designate the class and series of preferred stock, to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each designated class or series.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

        The following description sets forth the general terms of the preferred stock that we may issue, as well as the terms of preferred stock that we have issued. This description and the description contained in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to our certificate of incorporation, the applicable certificate of designations that describes the terms of the related class or series of preferred stock, and the bylaws, each of which we will make available upon request.

General

        Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of preferred stock. In April 2001 and May 2001, we issued a total of 750,000 shares of series A cumulative convertible preferred stock to iStar Preferred Holdings LLC in a private placement. At September 23, 2002, all of the 750,000 shares of series A preferred stock were issued and outstanding. We have not registered the resale of the series A preferred stock with the Commission under the Securities Act of 1933. Consequently, our series A preferred stock is not freely transferable. However, we have registered the resale of the underlying shares of our common stock into which the series A preferred stock is convertible.

        At September 23, 2002, 19,250,000 authorized shares of preferred stock remained authorized but unissued. Subject to the rights of holders of our series A preferred stock and the limitations prescribed by Delaware law, under our certificate of incorporation, our board of directors may designate and issue, from time to time, one or more classes or series of preferred stock with the rights and preferences that our board of directors may determine. Our board of directors also may classify or reclassify any unissued preferred stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of any class or series of preferred stock. Because our board of directors has the power to establish the rights and preferences of each class or series of preferred stock, holders of any class or series of our preferred stock may have rights senior to the rights of holders of our common stock.

        Shares of any class or series of our preferred stock, when issued, will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        We make specific reference to the prospectus supplement relating to the class or series of preferred stock being offered. The prospectus supplement will contain terms that apply in specific to the preferred stock being offered, such as:

  •
  the title and stated value of the preferred stock;

  •
  the number of shares of the preferred stock, the liquidation preference per share and the purchase price of the preferred stock;

  •
  the dividend rate, period and/or payment date, or provisions for calculating any of them, for the preferred stock;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

  •
  the procedures for any auction and remarketing for the preferred stock;

  •
  the provisions for any sinking fund for the preferred stock;

  •
  the provisions for redemption, if applicable, of the preferred stock;

  •
  any listing of the preferred stock on any securities exchange or market;

  •
  the terms and conditions, if applicable, for the conversion of the preferred stock into common stock, including the conversion price, or provisions for calculating the conversion price, and the conversion period;

  •
  any voting rights of the preferred stock;

  •
  whether interests in the preferred stock will be represented by depository shares;

  •
  a discussion of any material United States federal income tax considerations applicable to the preferred stock;

  •
  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

  •
  in addition to those limitations described below, any other limitations on actual or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Our series A preferred stock ranks senior to our common stock and all other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock. Holders of a majority of the outstanding shares of our series A preferred stock have the right to consent to the issuance of equity securities that are senior to or on a parity with the series A preferred stock as to dividends and liquidating distributions. If they do so, those equity securities will rank senior to or on parity with, as applicable, our series A preferred stock.

        Unless otherwise specified in the applicable prospectus supplement as to dividend rights and rights upon our liquidation, dissolution or winding up, the preferred stock that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock will rank:

  •
  junior to our series A preferred stock;

  •
  senior to all classes or series of common stock and to all other equity securities that we may issue with terms specifically providing that the particular equity securities rank junior to the preferred stock;

  •
  on a parity with all equity securities that we may issue with terms specifically providing that the particular equity securities rank on a parity with the preferred stock; and

  •
  junior to all equity securities that we may issue with terms specifically providing that the particular equity securities rank senior to the preferred stock.

The term "equity securities" does not include convertible debt securities.

Dividends

  Series A Preferred Stock

        Our series A preferred stock ranks, as to dividends, senior to our common stock and all classes and series of capital stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock. Before we may pay any dividends on our common stock or on any other equity securities that we issue, we must (1) pay, or declare and set aside a sum sufficient to pay, full dividends on our series A preferred stock, including any accrued but unpaid dividends, and (2) set aside for payment a sum sufficient for the payment of the dividends on the series A preferred stock for the then current dividend period.

        The holders of our series A preferred stock are entitled to receive cumulative cash dividends on each share of our series A preferred stock. We are required to pay dividends on our series A preferred stock semi-annually in arrears on June 30 and December 31 of each year. The dividends are cumulative from the date of original issuance. If an event of noncompliance occurs under the series A preferred stock agreement, subject to a cure period for curable events, or if we fail to make two semi-annual dividend payments within 30 days of the required dividend payment date, we will be required to make quarterly dividend payments on June 30, September 30, December 31 and March 31 of each year.

        The dividend payable on our series A preferred stock is based on a $100 per share liquidation preference, as adjusted for events such as stock splits, reverse stock splits and stock dividends, plus any accrued but unpaid dividends at the "regular rate" of:

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  11.0% per year for the period between May 1, 2002 and April 30, 2003; and

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  11.5% per year commencing May 1, 2003.

If we have not repurchased our outstanding series A preferred stock by April 30, 2004, the dividend rate will increase by 4% (or 400 basis points) per year on April 30, 2004 and on each subsequent scheduled payment date. However, if there are four scheduled payment dates per year, the dividend rate will increase by no more than 2% (or 200 basis points) per year on each scheduled payment date. The dividend rate may increase to a maximum rate of 20% per year. Despite the dividend rate increases on April 30, 2004 and on the scheduled payment date between April 30, 2004 and October 30, 2004, if we repurchase our outstanding series A preferred stock between April 30, 2004 and October 30, 2004, we will not be required to pay the accrued but unpaid dividends that are in excess of dividends that would have accrued at the regular rate of 11.5%. However, if we fail to make the repurchase during this six-month period, we will be required to pay on October 30, 2004 to the holders of our series A preferred stock the aggregate accrued but unpaid dividends, calculated based on the increased rate.

        If an event of noncompliance occurs under the series A preferred stock purchase agreement, subject to a cure period for curable events, or if we fail to make a required dividend payment within 30 days of the required dividend payment date, the dividend rate will increase to 14.62% per year. Events of noncompliance include material events such as:

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  a violation of covenants restricting, among other things, (1) our incurrence of additional debt, (2) our sale of our wholly-owned properties, (3) our repurchase of our equity securities and (4) our engagement in mergers and consolidations;

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  our failure to observe our obligations in connection with our call rights to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock; and

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  our failure to observe our obligations in connection with the put rights of the holders of series A preferred stock to require us to repurchase some or all of the then outstanding series A preferred stock.

  Preferred Stock Generally

        As to dividend rights, the preferred stock that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock will rank junior to our series A preferred stock. Additionally, so long as any shares of series A preferred stock remain outstanding, we may not, without the consent of the holders of a majority of the outstanding shares of series A preferred stock, declare or pay any dividends on any capital stock ranking junior to our series A preferred stock as to dividends without:

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  paying full dividends due on the series A preferred stock as of the last scheduled dividend payment date, and

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  setting aside any dividends that have accumulated on the series A preferred stock since the last scheduled dividend payment date for payment on the next scheduled dividend payment date.

The following description of dividend rights for preferred stock generally should be read in the context of the related rankings.

        Unless otherwise specified in the applicable prospectus supplement, holders of each class or series of preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends out of our assets that are legally available for payment to our stockholders. We must pay dividends in cash, in kind or in other property, if expressly permitted and described in the applicable prospectus supplement, at the rates and on the dates as described in the applicable prospectus supplement. We will pay dividends to the holders of record on our stock transfer books on the record dates fixed by our board of directors.

        Dividends on any class or series of preferred stock may be cumulative or non-cumulative. Dividends, if cumulative, will accumulate from and after the date stated in the applicable prospectus supplement. Our board of directors is not required to and therefore may not declare a dividend on a dividend payment date on any class or series of the preferred stock with non-cumulative dividends. If a dividend is not declared on a class or series of preferred stock with non-cumulative dividends, then the holders of that class or series of preferred stock will have no right to receive a dividend for that dividend period. We will not be obligated to pay the dividend accumulated for that period even if dividends on that class or series of preferred stock are declared payable on any future dividend payment date for a future dividend period.

        Unless otherwise specified in the applicable prospectus supplement, if any shares of a class or series of preferred stock are outstanding, we generally may not pay, or declare and set aside a sum to pay, full dividends for any period on any shares of our capital stock of any other class or series that rank, as to dividends, on a parity with or junior to the outstanding preferred stock. However, we may do so if we contemporaneously declare and pay, or declare and set aside a sum sufficient to pay, full dividends, including any applicable cumulative amount, on the outstanding preferred stock. If we do not pay, or set aside a sum sufficient to pay, full dividends on the outstanding preferred stock and the other classes or series of capital stock ranking on a parity as to dividends, all dividends will be considered declared pro rata. In that event, the amount of dividends that we have declared per share on the outstanding preferred stock and the other classes or series of capital stock ranking on a parity as to dividends will bear to each other the same ratio that accumulated dividends per share on the outstanding preferred stock and the other classes or series of capital stock bear to each other. This ratio as applied to any class or series of preferred stock will not include any accumulation of unpaid dividends for prior dividend periods if dividends on that class or series of preferred stock are not cumulative. We generally will not pay any interest, or sum of money in lieu of interest, on any dividends on shares of preferred stock that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we have (1) declared and paid, or contemporaneously declare and pay, full dividends, including any applicable cumulative amount, on the outstanding preferred stock for all prior dividend periods and (2) set aside for payment a sum sufficient for the payment of the dividend for the then current dividend period, then:

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  we may not (1) declare and pay or set aside sums to pay any dividends, or (2) distribute or set aside for distribution upon our liquidation, dissolution or winding up, on other shares of our capital stock ranking junior to or on a parity with the outstanding preferred stock as to dividends or liquidating distributions, other than in shares of our common stock or other capital stock of ours ranking junior to the outstanding preferred stock; and

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  we may not redeem, purchase or otherwise acquire any shares of our common stock or any other capital stock of ours ranking junior to or on a parity with the outstanding preferred stock as to dividends or liquidating distributions, for any consideration or any money paid to or made available for a sinking fund for the redemption of the outstanding capital stock, except by converting into or exchanging for other shares of our capital stock ranking junior to the shares of that class or series of preferred stock as to dividends and liquidating distributions.

        As a general rule, for purposes of determining whether a distribution made on our capital stock is a taxable dividend, we allocate our current and accumulated earnings and profits as follows:

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  first, to the distributions made on our preferred stock, and among classes and series of preferred stock in accordance with their priorities; and

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  second, if any accumulated earnings and profits are remaining, to the distributions made on our common stock.

The effect of this rule is to cause all distributions made on our preferred stock to be fully taxable as dividends before any portion of a distribution made on our common stock is taxable as a dividend.

        For any taxable year, we may elect to designate as "capital gain dividends" any portion of the dividends that we have paid, or that we made available for the year, to holders of all classes of our capital stock. If we do so, the portion of the designated "capital gains dividends" that will be allocable to the holders of preferred stock will be the capital gains dividends amount multiplied by a fraction. This fraction will have as its numerator the total dividends that we have made or that we made available to the holders of the preferred stock for the year, and as its denominator the total dividends that we have made or made available to holders of all classes of our capital stock.

Redemption

  Series A Preferred Stock

        We have the right to repurchase our series A preferred stock. The holders of shares of our series A preferred stock are subject to our call right to repurchase on one occasion all of our then outstanding series A preferred stock. The call price we must pay varies based on when we exercise our call right:

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  If we repurchase our series A preferred stock between May 1, 2002 and November 10, 2003, the call price that we must pay is the "early call price" of $100 plus a yield maintenance premium, which is a dollar amount based on a formula designed to give holders of our series A preferred stock the then present value of payments that they otherwise would receive if we did not exercise our call right, taking into account the payment of all required dividends paid at the regular dividend rate.

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  If we repurchase our series A preferred stock on November 11, 2003 or thereafter, the call price that we must pay is the amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends through the date of repurchase.

If we exercise our call right but fail to make the required call payment on a timely basis, then the call price will increase substantially based on a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock. Our failure to make the required call payment also constitutes a material event of noncompliance that triggers the put right of the holders of our series A preferred stock to require us to repurchase all or a portion of our series A preferred stock.

        Holders of our series A preferred stock have the right under the series A preferred stock purchase agreement to require us to repurchase the series A preferred stock if:

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  a change in control occurs;

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  we fail, or we are deemed based on substantial evidence to fail, to continue to qualify as a REIT;

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  a material event of noncompliance occurs, such as:

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  a violation of various restrictive covenants, including (1) our incurrence of additional debt, (2) our sale of our wholly-owned properties, (3) our repurchase of our equity securities and (4) our engagement in mergers and consolidations; or

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  our failure to observe our obligations in connection with our call right to require the holders of series A preferred stock to sell to us all of the then outstanding shares of series A preferred stock, including our failure to make the required call payment on a timely basis; or

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  shares of series A preferred stock remain issued and outstanding after April 30, 2006.

        Generally, the repurchase price varies based on the event giving rise to the put right of the holders of series A preferred stock and the time of its occurrence:

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  If a change in control occurs between May 1, 2002 and April 30, 2003, the repurchase price will be the greater of (1) $104.50, plus all accrued but unpaid dividends through the date of repurchase, and (2) the "standard put payment," which is an amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends through the date of repurchase.

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  If a change in control occurs between May 1, 2003 and April 30, 2004, the repurchase price will be the greater of $103, plus all accrued but unpaid dividends through the date of repurchase, and the standard put payment.

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  (1) If a change in control occurs on May 1, 2004 or thereafter, (2) if we inadvertently fail to maintain our REIT status, or (3) at any time after April 30, 2006, the repurchase price will be the standard put payment.

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  If an inadvertent material event of noncompliance occurs, the repurchase price will be (1) the standard put payment plus (2) for the period between the date on which the material event of noncompliance occurs and the date of repurchase, an amount required to generate a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock.

        However, if the event is our failure to continue to qualify as a REIT or a material event of noncompliance, in each case caused by our willful and intentional actions, then the repurchase price will be (1) the "increased put payment," which is an amount required to generate a 17.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, which rate will be calculated from the date of purchase, plus (2) all accrued but unpaid dividends through the date of repurchase.

  Preferred Stock Generally

        Generally, we may not redeem, purchase or otherwise acquire shares of our common stock or other equity securities that we may issue without first obtaining the consent of the holders of a majority of the outstanding shares of our series A preferred stock. However, we may acquire equity securities when required under our certificate of incorporation to preserve our REIT status and we may acquire shares of common stock having a total purchase price, when aggregated with the purchase price of common stock and units of Mills LP that we acquire, of up to $50,000,000, subject to a maximum of $25,000,000 for any 12 month period. The following description of redemption rights for preferred stock generally should be read in the context of the foregoing.

        A prospectus supplement may describe redemption provisions for our preferred stock. Any class or series of preferred stock may be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices described in the prospectus supplement.

        The prospectus supplement relating to a class or series of preferred stock that is subject to mandatory redemption will specify:

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  the number of shares of preferred stock that we will redeem;

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  the dates on or the period during which we will redeem the shares; and

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  the redemption price that we will pay per share, plus accrued but unpaid dividends.

        We will pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If required by the applicable prospectus supplement, we will pay the redemption price for preferred stock of any class or series only from the net proceeds of the issuance of shares of our capital stock. In that case, the terms of the applicable preferred stock may provide for the automatic and mandatory conversion of that preferred stock into shares of specified capital stock (1) if we have not issued any shares of our capital stock, the proceeds of which we are to use in redeeming our preferred stock, or (2) to the extent the net proceeds from any issuance are insufficient to pay in full the total redemption price then due. The applicable prospectus supplement will provide specific conversion provisions.

        The holders of record of preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable on their preferred stock, including any applicable cumulative amount, on the corresponding payment date. These record holders will be entitled to the dividend even if their preferred stock then is redeemed before they receive the dividend payment. If we pay the dividend before we pay the redemption price, then the redemption price will not include the dividend.

        Unless we have declared and paid, or simultaneously declare and set aside a sum sufficient to pay, full dividends, including any applicable cumulative amount, for the then current dividend period on a class or series of preferred stock that is subject to mandatory redemption, then:

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  we may not redeem, whether mandatorily or at our option, any shares of that class or series of preferred stock unless we simultaneously redeem all outstanding shares of that class or series of preferred stock; and

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  we may not purchase or otherwise acquire directly or indirectly any shares of that class or series of preferred stock, except by conversion into or exchange for shares of our capital stock ranking junior to that class or series of preferred stock as to dividends and liquidating distributions.

However, we will have the right to redeem, purchase or acquire shares of that class or series of preferred stock or any other capital stock of ours (1) in order to preserve our REIT status or (2) as part of a purchase or exchange offer that we make on the same terms to holders of all outstanding shares of that class or series of preferred stock.

        If less than all of the outstanding shares of any class or series of preferred stock are to be redeemed, we will determine the number of shares to be redeemed and we will redeem pro rata from the holders of record in proportion to the number of shares held, or for which redemption is requested, by each holder or by lot in a manner that we determine.

        We will mail or cause to be mailed a notice of redemption to each holder of record of any class or series of preferred stock to be redeemed. We will mail this redemption notice between 30 and 60 days before the redemption date to the address shown on our stock transfer books for each holder. Each redemption notice will state:

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  the redemption date;

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  the number and class or series of shares of preferred stock that we are redeeming;

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  the place or places where holders must surrender their preferred stock certificates for payment of the redemption price;

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  that distributions on the shares to be redeemed will cease to accrue on the redemption date; and

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  the date upon which the holders' conversion rights, if any, as to the shares will terminate.

        If we redeem fewer than all of the outstanding shares of any class or series of preferred stock, we will specify in the redemption notice the number of shares that we will redeem from each holder. If we have given a redemption notice as required and we have set aside the funds necessary for the redemption, then, from and after the redemption date, distributions no longer will accumulate on that preferred stock. Additionally, all rights of the holders of those shares will terminate, except for the right to receive the redemption price. All redemption funds set aside must be put into a trust for the benefit of the holders of the shares called for redemption.

Liquidation Preference

  Series A Preferred Stock

        As to the distribution of assets upon our liquidation, dissolution or winding up, our series A preferred stock ranks senior to our common stock and all series and classes of capital stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock. If we liquidate, dissolve or wind up, each holder of our series A preferred stock will have the right to receive the greater of:

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  the amount required to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, plus all accrued but unpaid dividends; and

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  the amount that the holder of series A preferred stock would receive if the holder then held the number of shares of our common stock receivable if the holder were to convert the holder's shares of series A preferred stock into common stock immediately before our liquidation, dissolution or winding up, assuming that all outstanding shares of series A preferred stock were converted.

If our assets upon liquidation, dissolution or winding up are insufficient to make full liquidating distributions to the holders of our series A preferred stock, then we will distribute all of our assets ratably among the holders in proportion to the number of shares of series A preferred stock that each of the holders owns on the date of our liquidation, dissolution or winding up.

        For purposes of the general liquidation preference of the holders of our series A preferred stock, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will constitute a liquidation, dissolution or winding up. The holders of a majority of the outstanding shares of series A preferred stock may consider, for purposes of their liquidation preference, the voluntary or involuntary liquidation, dissolution or winding up of Mills LP to be our liquidation, dissolution or winding up.

  Preferred Stock Generally

        Our common stock and all classes and series of preferred stock that we may issue without the consent of the holders of a majority of the outstanding shares of our series A preferred stock are junior to our series A preferred stock. The following description of liquidation preference should be read in the context of the foregoing.

        If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, we first must make liquidating distributions to holders of our preferred stock before we make any liquidating distributions or other payments to the holders of our common stock or any other class or series of our capital stock ranking junior to our preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up. The holders of each class or series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference described in the applicable prospectus supplement, plus all accumulated and unpaid dividends. After we pay to the holders of our preferred stock the full amount of the liquidating distributions to which they are entitled, the holders will have no right or claim to any of our remaining assets.

        We may not have sufficient available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts that we are required to pay on all shares of other classes or series of our capital stock ranking on a parity with the preferred stock as to liquidating distributions. In that case, the holders of our preferred stock and the holders of all other classes or series of capital stock will share ratably in the distribution of assets in proportion to the full liquidating distributions to which each of them would otherwise be entitled.

        After we make full liquidating distributions to all holders of preferred stock, we will distribute our remaining assets among the holders of shares of any other classes or series of capital stock ranking junior to the preferred stock as to the distribution of assets upon our liquidation, dissolution or winding up. We will make liquidating distributions of our remaining assets, if any, to these holders in accordance with their respective rights and preferences and based on the number of shares that each holder owns.

        For purposes of the general liquidation preference of the holders of preferred stock, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business will not constitute a liquidation, dissolution or winding up of the company.

Voting Rights

  Series A Preferred Stock

        Holders of our series A preferred stock generally do not have voting rights. Holders of our series A preferred stock have voting rights only if an event of noncompliance occurs, subject to a cure period for curable events, under the series A preferred stock purchase agreement or if we fail to make a required dividend payment within 30 days as of the required dividend payment date:

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  holders of series A preferred stock will vote with holders of common stock on all matters submitted to a vote of our stockholders, and will have the number of votes equal to the number of shares of common stock that they would receive if they were to convert their shares of series A preferred stock into common stock; and

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  holders of series A preferred stock will have the right to elect one member to our board of directors.

If a failure to make a required payment continues through the next scheduled dividend payment date, holders of series A preferred stock would have the right to elect an additional member to our board of directors.

        In the event that holders of our series A preferred stock become entitled to elect one or more members to our board of directors, any holder of record of our series A preferred stock may make a written request to the corporate secretary at our registered office to call a special meeting of the holders of the outstanding shares of series A preferred stock for the purpose of electing such member or members to our board of directors. The holders of a majority of the outstanding shares of series A preferred stock present in person or by proxy will constitute a quorum for the election of directors. The vote of the holders of a majority of the shares present at a meeting that satisfies the quorum requirement will be sufficient to elect a director. Upon the election of a director by the holders of our series A preferred stock, the number of members of our board of directors automatically will increase. The persons so elected by the holders of our series A preferred stock will hold office until their successors have been elected by the holders of our series A preferred stock or, if earlier, until the event of noncompliance has been cured and all accrued and unpaid dividends, including the then current payment for the next dividend payment date, have been paid in full or until such time as there are no outstanding shares of series A preferred stock.

  Preferred Stock Generally

        Holders of preferred stock will not have any voting rights, except as described above for holders of our series A preferred stock or, for all other classes and series of preferred stock, as described below or as otherwise from time to time required by law. The applicable prospectus supplement also may describe additional voting rights for any class or series of our preferred stock.

        Whenever distributions on any shares of preferred stock are in arrears for six or more consecutive quarterly periods, holders of the preferred stock, voting together as a single class with all other classes or series of preferred stock having exercisable voting rights, will be entitled to vote for the election of two additional directors. This election will take place at a special meeting called by the holders of record of at least 10% of any class or series of preferred stock in arrears for six or more consecutive quarterly periods. However, if the holders' request for a meeting is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, then the election will take place at the next annual or special meeting of stockholders. This voting right of the holders of preferred stock will apply to each subsequent annual meeting until:

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  for cumulative preferred stock, we pay, or declare and set aside a sum sufficient to pay, full dividends that have accumulated for the past dividend periods and the then current dividend period; or

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  for non-cumulative preferred stock, we pay, or declare and set aside a sum sufficient to pay, full dividends for the next four consecutive quarterly dividend periods.

        So long as any shares of a class or series of preferred stock remain outstanding, we may not, without the affirmative vote or the consent of the holders of at least two-thirds of the then outstanding shares of that class or series of preferred stock, given in person or by proxy, either in writing or at a meeting:

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  authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions;

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  reclassify any shares of our authorized capital stock into any shares of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions;

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  create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions; or

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  amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designation for any capital stock ranking senior to that outstanding class or series of preferred stock as to dividends or liquidating distributions, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that outstanding class or series of preferred stock or their holders, with the understanding that:

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  If a merger, consolidation or other transaction occurs, so long as the shares of that class or series of preferred stock remain outstanding or are converted into like securities of the surviving entity, in each case with the terms of that outstanding class or series of preferred stock materially unchanged, the occurrence of the merger, consolidation or other transaction will not be considered to materially and adversely affect the rights, preferences, privileges or voting powers of holders of that outstanding class or series of preferred stock. In determining whether the terms of that outstanding class or series of preferred stock remain materially unchanged, it must be taken into account that we may not be the surviving entity and that the surviving entity may be a non-corporate entity, such as a limited liability company, limited partnership or business trust in which case that outstanding class or series of preferred stock would be converted into an equity interest, other than stock, having substantially equivalent terms.

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  Any increase in the amount of authorized shares of that outstanding class or series of preferred stock, the creation of any class or series of preferred stock, or any increase in the amount of authorized shares of any other capital stock, in each case ranking on a parity with or junior to that outstanding class or series of preferred stock as to dividends and liquidating distributions, will not be considered to materially and adversely affect the rights, preferences, privileges or voting powers of holders of that class or series of preferred stock.

        These voting provisions will not apply if, at or before the time when the act that would give rise to a vote occurs, we have converted or redeemed, or called for redemption and set aside sufficient funds in a trust for the redemption of, all outstanding shares of the applicable class or series of preferred stock.

Conversion Rights

  Series A Preferred Stock

        Our series A preferred stock is convertible into common stock from time to time at the option of the holders of our series A preferred stock. The number of shares of common stock issuable upon conversion of the series A preferred stock is computed by:

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  multiplying the number of shares of series A preferred stock by the series A conversion value, which is the amount necessary to generate a 14.62% internal rate of return, as described in the certificate of designations of the series A preferred stock, and

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  dividing the product by $25.00, which price will be adjusted for stock splits, stock dividends and reverse stock splits.

        The series A preferred stock and the common stock received upon the conversion of series A preferred stock automatically will convert into or be exchanged for units of Mills LP if it is determined that their ownership jeopardizes our REIT status. Units of Mills LP then would be redeemable for that number of shares of common stock that would be issuable if, as applicable:

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  the series A preferred stock were converted into common stock rather than units of Mills LP; or

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  the common stock received upon the conversion of series A preferred stock had not been exchanged for the units of Mills LP.

  Preferred Stock Generally

        If any class or series of preferred stock may be converted into common stock, the terms and conditions for the conversion will be described in the applicable prospectus supplement. The terms will include:

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  the number of shares of common stock into which the shares of preferred stock are convertible;

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  the conversion price, or provisions for calculating the conversion price;

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  the conversion date or period;

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  provisions regarding whether conversion will be at our option or at the option of the holders of the preferred stock;

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  the events requiring an adjustment of the conversion price; and

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  provisions affecting conversion if that class or series of preferred stock is redeemed.

Transfer Agent and Registrar

        The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK WARRANTS

General

        We may issue warrants to purchase shares of our common stock. We may issue these warrants independently or together with any other securities offered pursuant to any prospectus supplement and may attach or separate these warrant from those offered securities. Each series of warrants will be issued under warrant agreements to be entered into between us and a warrant agent specified in the prospectus supplement that related the warrants being offered. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with an holders or beneficial owners of the warrants.

        The applicable prospectus supplement will describe the following terms of the warrants for which this prospectus is being delivered:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued;

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  the total number of the warrants;

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  the designation, number and terms of shares of our common stock purchasable upon exercise of the warrants;

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  the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each of the other offered securities;

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  any provisions for adjustment of the number or amount of shares of common stock receivable upon exercise of the warrants or the exercise price of the warrants;

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  the date, if any, on and after which the warrants and the related common stock will be separately transferable;

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  information on book entry procedures, if any;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

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  the commencement date and the termination date of the right to exercise the warrants;

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  maximum and minimum number of the warrants that may be exercised at any one time; and

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  any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

        Each warrant will entitle its holder to purchase for cash the number of shares of our common stock as described in the prospectus supplement that relates to the warrants being offered. Warrants may be exercised at any time up to the close of business on the expiration date stated in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as described in the applicable prospectus supplement. Upon our receipt of payment and the warrant certificate that is properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock purchasable upon exercise of the warrants. If less than all of the warrants represented by a warrant certificate are exercised, we will issue, or cause to be issued, to the holder a new warrant certificate for the remaining warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of our preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred stock to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to deposit agreements and the depositary receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        A preferred stock depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred stock depositary.

        In the event of a distribution other than in cash, a preferred stock depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such preferred stock depositary, unless such preferred stock depositary determines that it is not feasible to make such distribution, in which case such preferred stock depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock which has been converted or exchanged before the record date for such distribution.

Withdrawal of Stock

        Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the applicable preferred stock depositary will be required to deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem shares of preferred stock held by a preferred stock depositary, such preferred stock depositary will be required to redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, provided we shall have paid in full to such preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method that we determine in order to preserve our REIT status.

        From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the applicable preferred stock depositary.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a preferred stock depositary will be required to mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct such preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder's depositary shares. Such preferred stock depositary will be required to vote the amount of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by such preferred stock depositary in order to enable such preferred stock depositary to do so. Such preferred stock depositary will be required to abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. A preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such preferred stock depositary.

Liquidation Preference

        In the event that we liquidate, dissolve or wind-up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

        The depositary shares, as such, will not be convertible into shares of our common stock or any other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the applicable preferred stock depositary with written instructions to such preferred stock depositary to instruct us to cause conversion of the preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of our common stock, other shares of preferred stock or other shares of capital stock, and we will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

        Any form of depositary receipt evidencing depositary shares which will represent preferred stock and any provision of a deposit agreement will be permitted at any time to be amended by agreement between us and the applicable preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holders of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended thereby.

        We may terminate a deposit agreement upon not less than 30 days' prior written notice to the applicable preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such preferred stock depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such preferred stock depositary with respect to such depositary receipts. We will agree that if a deposit agreement is terminated to preserve our status as a REIT, then we will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, a deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into our capital stock not so represented by depositary shares.

Charges of the Preferred Stock Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement under which the depositary shares are issued. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        The preferred stock depositary will be permitted to resign at any time by delivering to us notice of its election to do so, and we will be permitted at any time to remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will be required to forward to holders of depositary receipts any reports and communications from us which are received by such preferred stock depositary with respect to the related preferred stock.

        Neither the preferred stock depositary nor we will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a deposit agreement. Our obligations and the preferred stock depositary is obligated under a deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us on the other hand, such preferred stock depositary shall be entitled to act on such claims, requests or instructions received from us.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of our stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to a particular offering. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

        The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. These sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        Each prospective stockholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our stock, and the potential changes in applicable tax laws.

Taxation of the Company

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our short taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

        The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code, as described in this prospectus, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and our diversity of stock ownership. While we believe we have operated, and intend to continue to operate, so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company—Failure to Qualify."

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

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  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

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  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business.

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  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

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  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year; (b) 95% of our REIT capital gain net income for the year; and (c) any undistributed taxable income from prior taxable years.

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  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, certain tenants and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

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  If we acquire any assets from a taxable C corporation, we could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow an acquiring REIT to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired from a C corporation, unless and until the REIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time the REIT would recognize, and would be subject to, tax at the highest regular corporate rate on the built-in gain.

        Furthermore, notwithstanding our status as a REIT, we may also have to pay (i) certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes, and (ii) certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to corporate income tax on its net income.

        Requirements for Qualification As a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of the stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status, commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year, and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for taxable years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex, and there can be no assurance that the Internal Revenue Service will not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

        Taxable REIT Subsidiaries.    To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

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  a REIT must own an interest in the entity, whether directly or indirectly;

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  the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

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  the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

        A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

        A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular C corporation.

        Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that later year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arm's length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MillsServices Corp. and a number of its subsidiaries.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes.

Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Income Tests.    In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on real property includes "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under interest rate hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received by us from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Mills LP provides certain services with respect to our properties. Based upon our experience with retail shopping centers in the markets in which our properties are located, we believe that all services provided to tenants by us (other than those the income from which meets the 1% "de minimis" services exception described above, those provided by an independent contractor or those provided by a taxable

REIT subsidiary) should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

        Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, a portion of any development and management fees paid to Mills LP with respect to properties in which Mills LP owns less than 100% of the ownership interests will not qualify under either 75% or 95% gross incomes tests, nor will any payments that we receive pursuant to "sponsorship" or "naming rights" agreements. We also derive some rental income from affiliated entities that will be considered "related party rent," as well as some rent that is considered attributable to personal property, neither of which qualifies under the 75% or 95% gross income tests. In addition, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

        In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are substantially similar to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

        We believe that all of these advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that our management and leasing activities, including the marketing and promotional activities described herein, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We also believe that with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. No assurance can be given, however, that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income requirements for the taxable years during which we engaged in such activities, and, therefore, in our failure to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

        We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income, or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the 1% "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

        In order to limit the non-qualifying income that we receive, MillsServices Corp. or its subsidiaries provides management and development services to many of the properties in which Mills LP owns less than a 100% interest, and they invest in entities that are tenants of ours. MillsServices Corp. is wholly owned by Mills LP. Our share of any dividend or interest received from MillsServices Corp. or any other taxable REIT subsidiary should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. and/or any other taxable REIT subsidiary to cause us to exceed the limit on non-qualifying income under the 75% test.

        We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT. Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

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  rent any property to a related party tenant, including a taxable REIT subsidiary;

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  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  directly perform services considered to be noncustomary or rendered to the occupant of the property.

        We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

        "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

         Our investments outside the United States can raise special issues for us. To the extent that we undertake those investments through a taxable REIT subsidiary, the interest and dividend income that we receive from the taxable REIT subsidiary, as well as gain recognized from the disposition of the subsidiary (including a liquidation of the subsidiary following a sale of the investment) would not qualify for purposes of the 75% gross income test (although it should qualify for purposes of the 95% gross income test, subject to the limitations discussed previously). If we make such investments directly, rather than through a taxable REIT subsidiary, then, in addition to the other considerations discussed above, any income recognized with respect to hedges entered into to limit risks to us with respect to changes in foreign exchange rates (as well as any gains recognized with respect to changes in foreign exchange rates) will not qualify for purposes of either the 75% gross income test or the 95% gross income test.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if: (1) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (2) we attach a schedule of the sources of our income to our federal income tax return, and (3) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

        Asset Tests.    At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp. In August of 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting stock of Mills Services Corp. that it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeded the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of those assets during those periods.

        We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

        Securities, for purposes of the assets tests, may include debt that we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt but excluding any equity interest in a partnership, of any such issuer does not exceed 5% of the total value of our assets, and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exception with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases, and we are deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Annual Distribution Requirements.    To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

  •
  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our net income after tax, if any, from foreclosure property, minus

  •
  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid during the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in

October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

        We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Recordkeeping Requirements.    We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief. In addition to these consequences, if we fail to qualify as a REIT, the holders of our series A preferred stock will have the right to require us to repurchase such stock, as discussed above under "Description of Preferred Stock—Redemption."

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries

        General.    Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

  •
  the allocations of income and expense items of Mills LP and the subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

  •
  the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation); and

  •
  the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

        The entire discussion of our tax treatment and the federal income tax consequences of the ownership of our stock is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

        Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Mills LP could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury regulations under Section 7704 of the Internal Revenue Code set forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP was treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

        If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets, and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our stock could be adversely affected.

        Ownership of Partnership Interests by a REIT.    A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

        Tax Allocations with Respect to Our Properties.    Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

        Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

        MillsServices Corp.    A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of stock, comes from MillsServices Corp. and other taxable REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by and dividends from our taxable REIT subsidiaries. Our taxable REIT subsidiaries do not qualify as REITs and therefore pay federal, state, local, and foreign income taxes on their net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly.

        Furthermore, the taxable REIT subsidiary election with respect to certain of our subsidiaries, including MillsServices Corp., could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, each of MillsServices Corp. and our other taxable REIT subsidiaries will be limited in its ability to deduct interest payments on notes issued to Mills LP. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp. and our other taxable REIT subsidiaries.

        Our ownership of the securities of MillsServices Corp. and our other taxable REIT subsidiaries is currently subject to certain asset tests. These tests restrict the ability of MillsServices Corp. and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "—Taxation of the Company—Asset Tests," above.

Penalty Tax on Prohibited Transactions

        Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to the 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

        We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

        To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes. Although federal income tax laws provide a credit for foreign income taxes paid by a U.S. taxpayer, those credits generally are not usable by us to the extent that we incur such foreign taxes directly or through an entity that does not pay U.S. income taxes.

Taxation of Taxable Domestic Stockholders

        As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of stock that is for United States federal income tax purposes:

  •
  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

  •
  a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

        Generally, in the case of a partnership that holds our stock, any partner that would be a U.S. stockholder if it held the stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds stock, that is not a U.S. stockholder.

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred stock and then to the common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's stock. Rather, such distributions will reduce the adjusted basis of such stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's stock, they will be taxable as capital gains, assuming the stock is a capital asset in the hands of the U.S. stockholder.

        We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We may classify portions of our designated capital gain dividend in the following categories:

  •
  a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

  •
  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. stockholders at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code, as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of stock as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income tax rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses will be carried over by us for potential offset against future income, subject to applicable limitations.

        Sale of Stock.    Upon any taxable sale or other disposition of stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of stock in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. stockholder's adjusted basis in such stock for tax purposes.

        Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. stockholders that acquire, or are deemed to acquire, stock after December 31, 2000, and who hold the stock for more than five years, and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

        In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

        Redemption of Preferred Stock.    The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred stock will recognize capital gain or loss measured by the difference between the amount received by the holder of such stock upon the redemption and such holder's adjusted tax basis in the preferred stock redeemed (provided the preferred stock is held as a capital asset) if such redemption

(i) results in a "complete termination" of the holder's interest in all classes of our stock under Section 302(b)(3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the holder of the preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred stock being redeemed, but also such holder's ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our preferred stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

        If the holder of preferred shares owns (actually or constructively) none of our voting stock, or owns an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of our preferred stock intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

        If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred stock will be treated as a distribution on our stock as described under "—Taxation of Taxable Domestic Holders—Distributions." If the redemption of a holder's preferred stock is taxed as a dividend, the adjusted basis of such holder's redeemed stock will be transferred to any other stock held by the holder. If the holder of our stock owns no other shares of our stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Taxation of Tax-Exempt Stockholders

        Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2), the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" is treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  (1)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2)
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock, and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

        Distributions.    Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

  •
  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN with us, evidencing eligibility for that reduced rate; or

  •
  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us, claiming that the distribution is effectively connected income.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its stock will reduce the non-U.S. stockholder's adjusted basis in its stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "—Taxation of Non-U.S. Stockholders—Sale of Stock."

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder which is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent that their proportionate share of this tax paid by us was to exceed their actual U.S. federal income tax liability.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

        Sale of Stock.    Gain recognized by a non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. taxation unless:

  •
  the investment in our stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

  •
  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our stock will not constitute a U.S. real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

        We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT. We have an ownership restriction in our certificate of incorporation that is intended to assist us in qualifying to be treated as a domestically-controlled REIT, although this restriction may not ensure that we will qualify to be treated as such.

        Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our stock was subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

        U.S. Stockholders.    In general, information-reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock to some stockholders, unless an exception applies.

        The payor will be required to withhold tax on such payments at the rate of 30% for 2002 (scheduled to be reduced incrementally to 28% by 2006) if (1) the payee fails to furnish a correct taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends on the stock will be required to withhold tax at a rate of 30% for 2002 (scheduled to be reduced incrementally to 28% by 2006) if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of dividends on stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders, unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        For us to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year, other than the first year for which we made an election to be treated as a REIT. For the purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2), as modified by Section 856(h)(3), of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual constructively owns our capital stock under the five or fewer requirement.

        In addition, if we, or one or more owners of 10% or more of our capital stock, actually or constructively own 10% or more of any of our tenants or a tenant of any partnership in which we are a partner, the rent that we receive either directly or through a partnership from the tenant generally will not be qualifying income for purposes of the REIT gross income tests under the Internal Revenue Code. An exception to this 10% related party tenant rule applies in certain circumstances if the tenant qualifies as a "taxable REIT subsidiary" under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year for which an election to be treated as a REIT has been made. Furthermore, in order to qualify as a "domestically-controlled REIT" under the Internal Revenue Code, at least 50% of the shares of our capital stock must be beneficially owned by U.S. persons.

        Primarily because our board of directors believes it is desirable for us to qualify as a REIT, our certificate of incorporation provides that no person may acquire additional shares if, as a result, any five beneficial owners of our capital stock would own more than 49.9% of our outstanding capital stock. As a result, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, subject to limited exceptions, more than a specified percentage of the value of our outstanding capital stock. Our board of directors currently has set this ownership limit at 9.225%. Our certificate of incorporation imposes certain other restrictions on the ownership of our capital stock relating to our qualification as a REIT and a "domestically-controlled REIT."

        In 1996, our board of directors waived the ownership limit as to Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), subject to Cohen & Steers' continued compliance with certain restrictions relating to our qualification as a REIT. This ownership waiver was modified in October 2002 to permit Cohen & Steers to own our Series B Preferred Stock in an amount that, taken together with Cohen & Steers' ownership of our common stock, would exceed the ownership limit, subject to Cohen & Steers' continued compliance with certain restrictions relating to our qualification as a REIT.

        Our board of directors also has waived the ownership limit as to holders of our series A preferred stock, subject to certain limitations relating to our qualification and taxation as a REIT.

        In addition, our board of directors has waived of the ownership limit as to Kan Am, a joint venture partner which holds approximately 29.7% of the units of Mills LP, and its affiliates, subject to certain limitations intended to preserve our REIT status and our status as a "domestically-controlled REIT." This waiver, which was contingent on Kan Am and us entering into a definitive agreement relating to Kan Am's commitment to contribute additional funds for our development projects, also will apply to certain initial transferees of Kan Am and its affiliates, subject to continued compliance by Kan Am with its contribution obligations, to Kan Am's compliance with certain first refusal rights in our favor, and to compliance by Kan Am and its affiliates and the transferees with certain of the ownership restrictions.

        The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, if an individual or entity acquires shares of our capital stock that amount to less than the ownership limit, or acquires an ownership interest in an entity that owns, actually or constructively, any shares of our capital stock, that individual or entity, or another individual or entity, could be considered to own constructively shares of our capital stock in excess of the ownership limit.

        Our board of directors, in its sole and absolute discretion, may grant an exemption from the ownership limit to a person if the person is not an individual, taking into account Section 856(h)(3)(A) of the Internal Revenue Code, our board of directors receives from the person all representations and warranties that our board may require in its sole discretion, and the person agrees that any violation of the representations and warranties will result in the person being subject to our "excess stock" provisions, which are described below.

        Our board of directors has the authority to increase the ownership limit from time to time. However, our board of directors does not have the authority to do so if, after giving effect to the increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.9% of our outstanding capital stock.

        In addition to imposing an ownership limit, our certificate of incorporation further prohibits:

  •
  any person from acquiring shares of our capital stock if, as a result of the acquisition, we would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code,

  •
  any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being owned by fewer than 100 persons, and

  •
  any person from acquiring shares of our capital stock if such acquisition should cause us to fail to qualify as a "domestically controlled REIT."

        Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to notify us immediately and to provide us with information that we may request in order to determine the effect of the transfer on our status as a REIT.

        If any intended transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our certificate of incorporation, then the intended transfer will be void and of no force or effect as to the intended transferee for that number of shares that exceeds the ownership limit. The excess shares will be exchanged automatically for shares of "excess stock" that are non-voting and may not participate in distributions. In the case of any event, other than a transfer, that would cause a person to hold record title to any shares in excess of the ownership limit, the person will cease to own any right of interest in the shares that exceed the ownership limit. The excess shares held by that person will be exchanged automatically for shares of "excess stock," effective as of the close of the business day immediately before the event causing the excess shares.

        Pursuant to our certificate of incorporation, the excess stock will be transferred to us as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares ultimately are transferred. Those transferees also will be subject to the ownership limit. While held in trust, the excess stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for the stockholder vote, and will not be entitled to participate in any distributions made by us other than liquidating distributions. The original holder may designate, at any time the excess stock is held by us in trust, a beneficiary of the original holder's interest in the trust, provided that:

  •
  the original holder may not receive a price for the excess stock that exceeds the price paid by the original holder, and

  •
  the designated beneficiary's ownership of the capital stock represented by the excess stock will not exceed the ownership limit.

Immediately after the original holder designates a beneficiary or beneficiaries, shares of excess stock will be exchanged automatically for shares of capital stock out of the class or series from which the excess stock originally converted. In addition, we would have the right, for a period of 90 days during the time the excess stock is held by us in trust, to purchase from the original holder all or any portion of the excess stock. The purchase price payable would be the lower of (1) the price paid by the original holder and (2) the average closing market price for our capital stock on the date we make the purchase, or, if the capital stock being purchased is not being traded, the average of the last reported sales price of our capital stock on the ten days immediately preceding the date of our purchase. This 90-day period begins on the date of the violative transfer if the original holder notifies us in writing of the transfer, or the date our board of directors determines that a violative transfer has occurred if no notice is provided.

        The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, shares of our capital stock in excess of the ownership limit of 9.225% of the value of our outstanding capital stock, or the lesser percentage described in the rules and regulations under the Internal Revenue Code, must notify us in writing within 30 days after December 31 of each year. Each written notice must state the person's name and address, the number of shares beneficially owned and a description of how the shares are held. In addition, each holder of our capital stock must provide to us in writing, upon our request, information regarding the direct, indirect and constructive ownership of shares that will enable us to determine whether the ownership and transfer restrictions contained in our certificate of incorporation have been satisfied and to assess our continuing status as a REIT.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus and any accompanying prospectus supplement:

  •
  directly to purchasers,

  •
  through agents,

  •
  through dealers,

  •
  through underwriters,

  •
  directly to our stockholders, or

  •
  through a combination of any of the above methods of sale.

        The distribution of the offered securities may be effected from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed,

  •
  at market prices prevailing at the time of sale,

  •
  at prices related to the market prices prevailing at the time of sale,

  •
  at negotiated prices, or

  •
  for consideration other than cash, including in exchange for one or more of our debt securities outstanding.

        We may solicit directly offers to purchase any offered securities. Agents designated by us from time to time may also solicit offers to purchase offered securities. An agent that we designate may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. Any designated agent that is involved in the offer or sale of the offered securities will be named, and any commissions payable by us to that agent will be described, in the applicable prospectus supplement.

        If we use a dealer to sell offered securities, we will sell the offered securities to the dealer, as principal. The dealer may be considered to be an "underwriter" as that term is defined in the Securities Act of 1933. The dealer may resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we use an underwriter to sell offered securities, we will enter into an underwriting agreement with the underwriter at the time we sell the offered securities to them. The underwriter will be named in the prospectus supplement that the underwriter will use to resell the offered securities. In connection with the resale of offered securities, the underwriter may be considered to receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom the underwriter may act as agent. The underwriter may also sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or commissions from the purchasers for whom the dealers may act as agents. The applicable prospectus supplement will describe any underwriting compensation that we pay to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions that the underwriter allows to participating dealers.

        We may enter into agreements with underwriters, dealers, agents and other persons that contain indemnification provisions. Under those agreements, we may be obligated to indemnify the applicable underwriter, dealer, agent or other person against various civil liabilities, including liabilities under the Securities Act of 1933. In addition, we also may be obligated to contribute to payments that the applicable underwriter, dealer, agent or other person may be required to make. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        We may authorize underwriters, dealers or other persons to solicit offers by various institutions to purchase offered securities pursuant to contracts that provide for the payment for and delivery of the offered securities on a future date or dates. If we so authorize, the applicable prospectus summary will indicate our authorization. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, subject to our approval. The obligations of purchasers under these contracts will not be subject to any conditions except that

  •
  at the time of delivery, the purchase of the offered securities will not be prohibited under the laws of the jurisdiction to which a purchaser is subject and

  •
  if the offered securities are also being sold to underwriters, we will have sold to those underwriters the offered securities not sold for delayed delivery.

        The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts. The prospectus supplement relating to these contracts will state the price to be paid for the offered securities under these contracts, the commission payable for solicitation of these contracts and the date or dates in the future for delivery of offered securities under these contracts.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would be otherwise in the absence of those transactions. Stabilizing and syndicate covering transactions, if commenced, may be discontinued by an underwriter at any time.

        The anticipated date of delivery of offered securities will be stated in the applicable prospectus supplement relating to each offer.

EXPERTS

        Ernst & Young LLP, independent auditors, has audited our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report thereon included therein and incorporated herein by reference. Our consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

        In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the offered securities and as to the qualification of The Mills Corporation as a REIT for federal income tax purposes. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel identified in the applicable prospectus supplement.

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TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Mills Corporation
Recent Developments
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
The Offering
RISK FACTORS
USE OF PROCEEDS
SELECTED FINANCIAL DATA
THE ACQUISITIONS
THE COMPANY
Joint Venture Properties
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
DESCRIPTION OF SERIES C PREFERRED STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE MILLS CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK WARRANTS
DESCRIPTION OF DEPOSITARY SHARES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
RESTRICTIONS ON OWNERSHIP AND TRANSFER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS